The information in this preliminary prospectus supplement and the accompanying prospectus are not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)

Registration No. 333-100165 and 333-54392.
Subject to Completion. Dated March 19, 2003.
Prospectus Supplement
March     , 2003
(To Prospectus Dated November 8, 2002)

$

Shurgard Storage Centers, Inc.

% Notes due 2013

      We are offering $           million aggregate principal amount of      % notes due 2013. We will pay interest on the notes semi-annually on March                     and September                     of each year, beginning on September      , 2003. The notes will mature on March      , 2013, unless redeemed prior to that date. We may redeem the notes at any time and from time to time, in whole or in part, at a redemption price described in this prospectus supplement in the section entitled “Description of the Notes — Optional Redemption.” The notes are not subject to any mandatory sinking fund.

      The notes will be our direct senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding.

      Investing in the notes involves certain risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement and on page 5 of the accompanying prospectus.

Per Note	Total

Public offering price (1)%	$
Underwriting discount %	$
Proceeds to us, before expenses (1)%	$

(1)	Plus accrued interest, if any, from March , 2003, if settlement occurs after that date.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company on or about March      , 2003.

Joint Book-Running Managers

Banc of America Securities LLC	Salomon Smith Barney

Co-Managers

Banc One Capital Markets, Inc.

Merrill Lynch & Co.

Deutsche Bank Securities

Scotia Capital

U.S. Bancorp Piper Jaffray

HOW TO OBTAIN MORE INFORMATION
NOTE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
Shurgard
Recent Developments
Summary Financial Information
The Offering
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES
BUSINESS AND PROPERTIES
USE OF PROCEEDS
CAPITALIZATION
SELECTED FINANCIAL INFORMATION
DESCRIPTION OF THE NOTES
FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING
EXPERTS
LEGAL MATTERS

SUMMARY
Shurgard
The Securities We May Offer
HOW TO OBTAIN MORE INFORMATION
NOTE REGARDING FORWARD-LOOKING STATEMENTS
RISK FACTORS
SELECTED FINANCIAL INFORMATION
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
GENERAL DESCRIPTION OF SECURITIES
DESCRIPTION OF THE COMMON STOCK
DESCRIPTION OF THE PREFERRED STOCK
DESCRIPTION OF THE DEBT SECURITIES
RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK; EXCESS STOCK
FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
ERISA CONSIDERATIONS
LEGAL MATTERS
EXPERTS

       You should rely only on the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information. We are not, and the underwriters are not, making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate as of any date other than their respective dates.

      In this prospectus supplement, the words “we,” “our,” “ours” and “us” refer to Shurgard Storage Centers, Inc. and its subsidiaries, joint ventures and predecessors, unless the context indicates otherwise.

i

HOW TO OBTAIN MORE INFORMATION

      We file reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read any document we file at the SEC’s public reference room at 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. You also may read our filings at the SEC’s Web site at http://www.sec.gov.

      We have filed with the SEC registration statements on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus supplement and the accompanying prospectus do not contain all of the information in the registration statements. We have omitted certain parts of the registration statements, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statements, including exhibits, at the SEC’s public reference facilities or Web site. Our statements in this prospectus supplement and the accompanying prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statements for complete information.

      The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with it. This means that we have disclosed important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus supplement and the accompanying prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference our annual report on Form 10-K for the year ended December 31, 2002, filed on March 17, 2003 (Commission File No. 001-11455), our current report on Form 8-K, filed on March 19, 2003 (Commission File No. 001-11455), and all documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus supplement and prior to the completion of this offering.

      You may obtain copies of these documents (other than exhibits) free of charge through our Web site at www.shurgard.com or by contacting our Secretary at our principal offices, which are located at 1155 Valley Street, Suite 400, Seattle, Washington 98109, telephone number (206) 624-8100.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus supplement and the accompanying prospectus contain forward-looking statements. These statements relate to future events or our future financial performance. All statements other than statements of historical fact we make in this prospectus supplement, the accompanying prospectus or any document incorporated by reference are forward-looking. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other terminology. These statements are only predictions. Forward-looking statements are inherently uncertain. Our actual results may differ significantly from our expectations. The sections entitled Risk Factors that appear in this prospectus supplement, the accompanying prospectus and our annual report on Form 10-K describe some, but not all, of the factors that could cause these differences.

ii

SUMMARY

      The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. The following summary contains basic information about the offering.

Shurgard

Overview

      We are a real estate investment trust (REIT) that develops, acquires, owns and manages self storage centers and related operations. Our self storage centers offer easily accessible storage space for personal and business uses. Our strategy is to be the global leader in storage products and services by offering high quality, conveniently located and secure self storage and a high level of customer service. This strategy enables us to position ourselves as a premium-priced storage provider in our target markets. We believe that our focus on quality and consistency enables us to further increase awareness of the Shurgard brand, obtain repeat business and differentiate ourselves from our competitors. We seek to own and operate self storage centers that are located in major metropolitan areas along retail and high-traffic corridors. We are one of the four largest operators of self storage centers in the United States and one of the few that has successfully developed a recognizable brand name. Our self storage centers are clearly identifiable because of the trademark “lighthouse” structure at the entrance to most of our properties.

      As of December 31, 2002, we operated a network of 560 storage centers and two business parks located throughout the United States and in Europe. Of these properties, we own or lease, directly and through our subsidiaries and joint ventures, 534 properties containing approximately 34.0 million net rentable square feet. The 534 properties include 87 in which we hold joint venture interests ranging from 50% to 99% and 96 stores located in Europe in which we have a 7.57% ownership interest. Of the 534 properties, 438 are located in 21 states in the United States, and 96 are located in Europe. We also manage for third parties 28 self storage centers containing approximately 1.6 million net rentable square feet. For the year ended December 31, 2002, our domestic properties had a weighted average annual net rentable square foot occupancy rate of 80% and a weighted average rent per net rentable square foot of $11.50. For the year ended December 31, 2002, our European properties had a weighted average annual net rentable square foot occupancy rate of 53% and a weighted average rent per net rentable square foot of $16.25.

Historical Portfolio Performance

      The following table sets forth information by state regarding average occupancy and average rent per square foot for our domestic self storage properties for the years ended December 31, 2002, 2001 and 2000.

	No. of		Average			Average Rent
	Properties	Percentage	Occupancy(3)			per Square Foot
	as of Dec. 31	of 2002
	2002(1)	Revenue(2)	2002	2001	2000	2002	2001	2000

Arizona	22	3.8%	84%	86%	82%	$9.73	$9.88	$9.69
California	48	14.2	81	89	88	14.66	13.89	12.71
Florida	28	5.8	70	73	73	11.08	10.63	10.52
Georgia	18	3.5	78	81	79	10.73	10.44	10.04
Illinois	20	3.6	76	85	84	11.56	11.21	10.51
Michigan	26	4.5	81	83	90	9.76	9.66	9.33
New York	11	4.3	77	73	80	20.94	20.57	19.59
North Carolina	33	2.7	75	84	74	6.67	9.00	12.00
Oregon	14	2.6	88	91	89	11.12	10.29	9.54
South Carolina	13	0.8	71	—	—	6.14	—	—
Texas	66	11.9	84	84	80	10.46	9.85	9.40
Virginia	35	7.0	86	85	84	13.58	13.16	11.93
Washington	52	11.8	84	86	87	11.89	11.60	10.95
Other domestic	52	7.8	76	76	78	10.54	10.52	10.17
Europe	96	15.7	53	55	46	16.25	16.91	15.69

Total/Weighted Average	534	100.0%	76%	79%	79%	$12.05	$11.51	$10.84

(1)	Includes 409 facilities owned or leased by us and entities controlled by us. The remaining 125 facilities are owned or leased by entities in which we have a non-controlling interest. See Schedule III in our Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2002, which is incorporated herein by reference, for a complete list of properties for which we consolidate financial information.

(2)	Revenue includes all store revenue regardless of ownership interest in the property.

(3)	Occupancy is affected by, among other things, new stores, which, once opened, go through a “rent-up” period during which occupancy is generally lower than at later stages.

     Based on our revenues and expense data for the year ended December 31, 2002, we estimate that our average occupancy could have dropped to 49.5% during that period and we still would have been able to pay all of our operating expenses and debt obligations.

Recent Developments

Acquisition of Minnesota Mini-Storage

      On March 11, 2003, we entered into a merger agreement for the acquisition of five entities owning 18 self storage centers located in Minnesota and operated under the name of Minnesota Mini-Storage. As consideration in the transaction, we will issue 3,050,000 shares of common stock at closing and have agreed to issue an additional 50,000 shares if the properties meet certain revenue targets prior to the end of 2005. The shares will be issued pursuant to a Form S-4 registration statement to be filed with the SEC. The transaction is subject to the approval of the entities’ existing equity owners. In connection with the execution of the merger agreement, equity owners holding more than a majority of the voting securities of the entities have agreed to vote in favor of the transaction. We anticipate closing the transaction during the second quarter of 2003. The acquisition will be accounted for as a purchase in accordance with the Statement of

Financial Accounting Standard (“SFAS”) No. 141, “Business Combinations,” issued by the Financial Accounting Standards Board (“FASB”).

Acquisition of CSFB’s Interest in Shurgard Europe

      On March 10, 2003, through our wholly owned subsidiary SSC Benelux, Inc, we entered into a securities purchase agreement with SSC General Partners (Guernsey) Limited and SSC Partner (Guernsey) Limited and Credit Suisse First Boston Europe (Limited) (collectively “CSFB”) to acquire their equity interest in Shurgard Self Storage SCA (“Shurgard Europe”). The agreement provides that we will purchase CSFB’s 10.6% ownership interest in Shurgard Europe for approximately 45 million Euro ($49.6 million at March 10, 2003). CSFB is one of four institutional joint venture partners who, together with us, our European operating partners and some Shurgard Europe employees, own Shurgard Europe. Under the existing joint venture agreement, the other partners have the opportunity to purchase their pro rata interest in the portion of CSFB’s equity interest being sold to Shurgard on the same terms being offered to Shurgard. We anticipate closing the transaction during the second quarter of 2003.

Other Matters

      In the second quarter of 2003, we intend to exercise our option to acquire an additional 43% equity interest in Shurgard Europe. The funds from the exercise of this option will be used to pay outstanding indebtedness of Recom & Co. SNC, a Belgian partnership in which we, our European operating partners and some Shurgard Europe employees have ownership interests. This transaction, together with our acquisition of CFSB’s interest in Shurgard Europe described above, will increase our direct and indirect equity interest in Shurgard Europe to approximately 61%.

      In the second or third quarter of 2003, we also intend to acquire or consolidate the properties that we currently operate under tax retention operating leases, together with the related liabilities and financing costs.

      Assuming that these events had occurred on January 1, 2002, the ratios for 2002 set forth in the tables under “Summary — Summary Financial Information” and “Selected Financial Information” would have been as follows: Ratio of Debt to Total Assets — 49.7%; Ratio of Secured Debt to Total Assets — 7.2%; Debt Service Coverage Ratio — 3.21x; and Ratio of Unencumbered Assets to Unsecured Debt — 211.6%. The completion of the acquisition of Minnesota Mini-Storage will have a favorable effect on these ratios as a result of the additional equity being issued in the transaction.

Summary Financial Information

      The following table sets forth summary financial information for each of the five years in the period ended December 31, 2002. We derived the summary financial information presented below from our audited financial statements.

      You should read this table in conjunction with the other financial information included in our annual reports on Form 10-K for the years indicated:

	At or for the Year Ended December 31,

	2002	2001	2000	1999	1998

	(in thousands, except per share data)
Statements of Operations Data:
Revenue:
Real estate operations	$252,938	$226,362	$200,343	$175,045	$160,067
Other	11,175	6,228	1,615	1,411	1,893

Total revenue	264,113	232,590	201,958	176,456	161,960

Expenses:
Operating	82,111	68,890	58,124	47,265	46,705
Loss (earnings) from other real estate investments	1,396	3,271	3,420	3,302	1,568
Depreciation and amortization	47,963	45,234	40,693	36,768	33,991
Real estate taxes	24,268	20,148	17,940	15,777	13,324
General, administrative and other	11,195	11,770	4,911	4,193	4,619

Total expenses	166,933	149,313	125,088	107,305	100,207

Income from operations	97,180	83,277	76,870	69,151	61,753
Other Income (Expense):
Interest income and other (net)	5,900	5,783	3,617	2,826	1,439
Interest on loans	(32,025)	(36,562)	(36,175)	(25,428)	(23,883)
Amortization of participation rights discount	(4,824)	(16,876)	(11,262)	(8,057)	(3,999)
Minority interest	(637)	(808)	(743)	(815)	2,084

Net income before income tax benefit	65,594	34,814	32,307	37,677	37,394
Income tax benefit	314	1,545	—	—	—

Net income before extraordinary items and cumulative effect of a change in accounting principle	65,908	36,359	32,307	37,677	37,394
Early extinguishment of debt	1,724	(1,445)	—	—	—
Cumulative effect of a change in accounting principle	—	—	—	(1,098)	(2,168)

Net Income	$67,632	$34,914	$32,307	$36,579	$35,226

Net Income Allocation:
Allocable to preferred shareholders	$14,695	$15,098	$8,750	$8,750	$4,690
Allocable to common shareholders	52,937	19,816	23,557	27,829	30,536

	$67,632	$34,914	$32,307	$36,579	$35,226

Diluted Net Income per Share:
Net income before extraordinary item	$1.45	$0.68	$0.79	$0.99	$1.14
Extraordinary item	0.05	(0.04)	—	—	—
Cumulative effect of a change in accounting principle	—	—	—	(0.04)	(0.08)

Diluted net income per common share	$1.50	$0.64	$0.79	$0.95	$1.06

Diluted weighted average number of shares outstanding	35,401	31,086	29,761	29,130	28,724
Diluted distributions declared per common share	$2.11	$2.07	$2.03	$1.99 (1)	$1.95 (1)

At or for the Year Ended December 31,

2002	2001	2000	1999	1998

($ in thousands)
Balance Sheet Data (at end of period):
Storage centers, before accumulated depreciation	$1,530,049	$1,348,998	$1,260,687	$1,120,478	$1,067,445
Total assets	1,420,176	1,238,805	1,230,242	1,149,860	1,151,996
Notes payable	446,837	375,298	405,429	332,347	330,998
Total liabilities	666,681	516,105	629,400	522,912	491,580
Shareholders’ equity	738,121	716,325	596,638	620,200	642,302
Other Data:
Funds from operations(2)	104,913	82,585	76,761	74,691	69,523
Percentage of funds from operations paid out as distributions	71.3%	77.8%	78.7%	77.7%	80.6%
Cash flow provided by (used in):
Operating Activities	$128,486	$116,476	$85,607	$86,081	$76,930
Investing Activities	(156,925)	(67,466)	(117,712)	(121,246)	(216,416)
Financing Activities	33,119	(49,692)	28,124	37,336	141,644
Ratios:
Ratio of Debt to Total Assets(3)	46.8%	39.2%	47.1%	43.0%	39.3%
Ratio of Secured Debt to Total Assets(4)	8.6%	5.3%	22.4%	18.6%	14.2%
Debt Service Coverage Ratio(5)	4.11	x	2.50	x	2.57	x	3.24	x	3.55	x
Ratio of Unencumbered Assets to Unsecured Debt(3)	230.2%	271.1%	252.3%	341.3%	294.0%
Portfolio Data (at end of period):
Number of properties:
Owned properties	534	449	399	352	318
Managed properties	28	30	32	33	30

Total	562	479	431	385	348

Net rentable square feet (in thousands):
Owned properties	33,400	28,300	25,300	22,600	20,500
Managed properties	1,600	1,700	1,900	1,900	1,600

Total	35,000	30,000	27,200	24,500	22,100

(1)	Does not include the distribution in January of the following year based on financial results for the quarter ended December 31 of the current year.

(2)	Funds from operations (FFO), pursuant to the National Association of Real Estate Investment Trusts’ (NAREIT) October 1999, as amended in April 2002, White Paper on Funds from Operations, is defined as net income, calculated in accordance with generally accepted accounting principles (GAAP) including non-recurring events, except for those defined as “extraordinary items” under GAAP and gains and losses from sales of depreciable operating property, plus depreciation of real estate assets and amortization of intangible assets exclusive of deferred financing costs less dividends paid to preferred shareholders. We believe that because amortization of participation rights discount reflects our partners’ increasing interests in unrecognized gains on depreciable operating properties (represented by the difference between the expected option price and our partners’ contributions), it is consistent to add it back to net income. Contributions to FFO from unconsolidated entities in which the reporting entity holds an active interest are to be reflected in FFO on the same basis. We believe FFO is a meaningful disclosure as a supplement to net income because net income implicitly assumes that the value of assets diminish predictably over time while we believe that real estate values have historically risen or fallen with market conditions. FFO is not a substitute for net cash provided by operating activities or net income computed in accordance with GAAP, nor should it be considered an alternative indication of our operating performance or liquidity. In addition, FFO is not comparable to “funds from operations” reported by other REITs that do not define funds from operations in accordance with the NAREIT definition. The following table sets forth the calculation of FFO in accordance with the NAREIT definition.

	For the Year Ended December 31,
	2002	2001	2000	1999	1998

	($ in thousands)
Net income	$67,632	$34,914	$32,307	$36,579	$35,226
Cumulative effect of change in accounting principle				1,098	2,168
Adjustment to cumulative effect of accounting change				447
Depreciation and amortization	47,963	45,234	40,693	36,768	33,991
Depreciation and amortization from unconsolidated joint ventures and subsidiaries	3,294	3,339	3,310	2,774	339
Deferred financing costs	(1,439)	(2,081)	(2,061)	(1,912)	(1,294)
Early extinguishment of debt	(1,724)	1,445
Gain on sale of operating and real estate	(942)	(2,044)		(370)	(216)
Preferred dividends	(14,695)	(15,098)	(8,750)	(8,750)	(4,690)
Amortization of participating rights	4,824	16,876	11,262	8,057	3,999

Funds from operations	$104,913	$82,585	$76,761	$74,691	$69,523

(3)	See “Description of the Notes — Covenants of Shurgard” for the definitions of Debt, Total Assets, Total Unencumbered Assets and Unsecured Debt.

(4)	As specified in the notes, Secured Debt consists of Debt secured by a mortgage or other encumbrance of any of our properties. See “Description of Notes — Covenants of Shurgard.”

(5)	Debt Service Coverage Ratio is calculated as Consolidated Income Available for Debt Service divided by the Annual Debt Service Charge. See “Description of Notes — Covenants of Shurgard.”

The Offering

Securities Offered	$ aggregate principal amount of % notes due 2013.

Maturity	The notes will mature on March , 2013.

Interest Rate	The notes will bear interest at a rate of % per annum.

Interest Payment Dates	Interest shall be payable semiannually on March and September of each year, commencing September , 2003.

Optional Redemption	The notes are redeemable at our option at any time and from time to time, in whole or in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined herein) plus basis points, plus, in either case, accrued interest to the date of redemption. See “Description of the Notes — Optional Redemption.”

Ranking	The notes will be our direct, senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding. The notes will be subordinated to any of our secured indebtedness to the extent of the assets securing such indebtedness. The notes will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries and joint ventures, including trade payables. As of December 31, 2002, we had approximately $1.9 million of secured debt, $461.0 million of unsecured debt (including participation rights) and $43.3 million of other liabilities, and our Subsidiaries had approximately $207.4 million of secured debt and $20.2 million of other liabilities. See “Capitalization.” The notes are our obligations only and are not guaranteed by any of our subsidiaries or joint ventures.

As of December 31, 2002, we owned directly 176 properties; we owned, indirectly through our Subsidiaries, 100% interests in an additional 175 properties; we owned, indirectly through our Subsidiaries, partial interests of 50% or more in an additional 87 properties; and we owned, indirectly through our subsidiaries, partial interests of less than 50% in an additional 96 properties.

Use of Proceeds	We estimate that we will receive net proceeds from the sale of notes in this offering of approximately $ million, after anticipated issuance costs. We intend to use the proceeds to repay our revolving credit facility, to fund the acquisition from CSFB of an additional 10.6% equity interest in Shurgard Europe and to exercise our option to acquire certain properties that we operate under our tax retention operating leases. See “Use of Proceeds.”

Limitations on Incurrence of Debt	The notes contain various covenants, including the following:

(1) We will not incur any debt if, after giving effect to the incurrence of such debt and the application of the net proceeds, the aggregate principal amount of all of our outstanding debt is greater than 60% of the sum of (a) our total assets as of the end of the most recent fiscal quarter prior to the incurrence of such additional debt and (b) the increase in total assets from the end of such quarter, including any increase in total assets caused by the incurrence of such additional debt.

(2) We will not incur any secured debt if, after giving effect to the incurrence of such secured debt, the aggregate principal amount of all of our outstanding secured debt is greater than 40% of our adjusted total assets.

(3) We will not incur any debt if consolidated income available for debt service for the four consecutive fiscal quarters most recently ended prior to the date on which such additional debt is to be incurred would be less than 1.5 times, on a pro forma basis after giving effect to the incurrence of such debt and the application of the proceeds therefrom, the annual debt service charge, as calculated based on certain assumptions described below under “Description of the Notes — Covenants of Shurgard — Debt Service Coverage.”

(4) We will maintain total unencumbered assets of not less than 150% of the aggregate outstanding principal amount of our unsecured debt.

RISK FACTORS

      See “Risk Factors” beginning on page 5 of the accompanying prospectus and other information included, or incorporated by reference, in the accompanying prospectus for a description of factors that you should consider carefully before making a decision to invest in our notes. The following factors are additional risks to consider in evaluating us.

Real Estate Investment Risks

      Legislation or changes in accounting regulations or interpretations relating to such matters as variable interest entities, guarantees, stock options and capitalization of certain development overhead costs could substantially affect our financial reporting. We may be affected by legislation or changes in regulations or interpretations regarding certain accounting standards applied to our operations and certain of our existing financial and joint venture structures. Changes in accounting for unconsolidated investments, guarantees, stock options and capitalization of certain development overhead costs may affect the accounting treatment or net income of certain of our investments. FASB has issued new rules on variable interest entities and guarantees that will likely affect materially the accounting treatment of certain of our financial and joint venture structures and result in the consolidation of the assets, liabilities and operations of trusts used in connection with our tax retention operating leases and our European entities for which we currently record a more limited minority interest. These rules may also be interpreted to require the consolidation of the assets, liabilities and operations of Shurgard Europe and certain other unconsolidated joint ventures. This interpretation is uncertain, but if consolidation is required, we believe that we would continue to meet our covenant requirements under the notes. The new rules regarding guarantees will result in a change in accounting treatment for guarantees that we utilize with our tax retention operating leases and certain unconsolidated joint venture developments. These changes could have a corresponding material adverse effect on various of our financial ratios and other financial and operational indicators unless we were to restructure those arrangements, a process that could potentially result in less favorable terms. We are not able to predict the exact impact of the new interpretations. Additionally, there may be other future changes in accounting standards that we are not aware of at this time that could materially impact our financial statements.

      We have significant real estate holdings that can be difficult to sell in unfavorable economic conditions and that can have unpredictable decreases in value. Our primary business involves owning real estate-related assets and operating self storage centers. Real estate investments can be difficult to sell, especially when economic conditions are unfavorable. This makes it difficult for us to diversify our investment portfolio and to limit our risk when economic conditions change. Decreases in market rents, negative tax, real estate, and zoning law changes, and changes in environmental protection laws can also lower the value of our investments and decrease our income.

      Our real estate development and acquisition activities can result in unforeseen liabilities and increases in costs. We may develop our current properties or acquire more properties. Real estate development involves risks in addition to those involved in owning and operating existing properties. For example, we must hire contractors or subcontractors to develop the properties. Problems can develop with these relationships, including contract and labor disputes, unforeseen property conditions that require additional work, and construction delays. These problems can increase construction and other costs and delay the date when tenants can occupy the property and pay us rent. Properties that we acquire may not meet our performance expectations, including projected occupancy and rental rates, and we may have overpaid for acquisitions. Failure of our properties to perform as expected or unforeseen significant capital improvements could decrease our cash flow. We may also have underestimated the cost of improvements needed for us to market a property effectively, requiring us to pay more to complete a project. If a number of these events were to occur, we could have difficulty meeting our repayment obligations and making our expected distributions to shareholders.

      We focus almost exclusively on self storage businesses, which makes us vulnerable to changes in the profitability of self storage properties. Our investments focus on self storage and similar businesses and related real estate interests. We do not expect to have substantial interests in other real estate investments or businesses to hedge against the risk that national trends might decrease the profitability of our self storage-related investments.

      We would have great difficulty acquiring or developing properties without access to financing. Fluctuations in market conditions or in our operating results may cause us to violate the covenants of our existing credit facilities. If we cannot access our existing financing sources, we may have to obtain equity and/or debt financing in order to develop and acquire properties. If we obtain financing by issuing additional capital stock, we could dilute the ownership of the existing shareholders. Banks or other lenders might refuse to lend us money to finance acquisitions or development, or might charge interest rates that are too high to allow us to develop and acquire new properties. If the cash flows generated from the properties are less than the distributions payable to the new shareholders or the repayment obligations to the lender, we may have difficulty meeting our overall repayment obligations and making expected distributions to our shareholders.

      We do not have experience or expertise in all types of investments that we might make. Although we invest primarily in self storage properties, we may also invest in other commercial ventures if our board of directors specifically approves such investments. We have no present plans to make any such investments. If we invest in other forms of real estate, we might lack the experience and expertise necessary to manage and operate those properties effectively. We might also be unfamiliar with local laws, procedures and practices, or in the operation of such other investments, reducing income or creating losses from such investments.

      Our indirect investments may result in liability against which we cannot protect. We have and may continue to make participating mortgages or acquire equity interests in partnerships, joint ventures or other legal entities that have invested in real estate. Our bylaws require that we satisfy several conditions before we make these indirect investments, including that the joint investment not jeopardize our eligibility to be taxed as a REIT or result in our becoming an investment company under the Investment Company Act of 1940, as amended. These investments carry risks that are not present when we invest directly in real estate, including the risk that we may not control the legal entity that has title to the real estate, the possibility that the enterprise in which we invest has liabilities that are not disclosed at the time of the investment, and the possibility that our investments are not easily sold or readily accepted as collateral by our lenders.

      We have strong competitors in the self storage market that may have better resources and other advantages over us. We must compete in every U.S. market in which our stores are located and to a lesser extent in Europe. Our competitors include national, regional and many local self storage operators and developers. Entry into the self storage business by acquiring existing properties is relatively easy for persons or entities with the required initial capital. Competition may increase if available funds for investment in real estate increase. Some of our competitors may have more resources than we do, including better access to financing, greater cash reserves, and less demanding rules governing distributions to shareholders. Some competitors may have lower prices or better locations than ours or other advantages. Local market conditions will play a significant part in how competition affects us; additional competition has lowered occupancy levels and rental revenue of our self storage properties in specific markets from time to time. For example, from the fourth quarter of 2001 to the fourth quarter of 2002, occupancy of our properties in the Northern California market, where additional self storage facilities had been opened, dropped 12% resulting in decreased revenue of approximately $378,000.

      We face possible liability for environmental cleanup costs and damages for contamination related to our properties. Because we own and operate real property, various federal, state and local laws might impose liability on us for the costs of removing or remediating various hazardous substances released on, from or in our property. The principal federal laws that could affect us are the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation, and Liability Act; state and local governments have also adopted separate but similar environmental laws and regulations that vary from state to state and locality to locality. These laws may impose liability whether or not we knew of or caused the release. We obtain environmental assessment reports on the properties we own or operate as we deem appropriate. These reports have not revealed any environmental liability or compliance concerns that we believe would materially adversely affect our financial condition or results of operations. However, the environmental assessments that we have undertaken might not have revealed all potential environmental liabilities or claims for such liabilities. The presence of hazardous substances on a property or the failure to meet environmental regulatory requirements may materially adversely affect our ability to use or sell the property, or to use the property as collateral for borrowing, and may cause us to incur substantial remediation or compliance costs. In addition, if hazardous substances are located on or released from one of our properties, we could incur substantial liabilities through a private party personal injury claim, a claim by an adjacent property owner for property damage or a claim by a governmental entity for other damages. This liability may be imposed on us under environmental laws or common-law principles. It is also possible that future laws, ordinances or regulations will impose material environmental liability on us, that the current environmental conditions of properties we own or operate will be affected by other properties in the vicinity or by the actions of third parties unrelated to us or that our tenants will violate their leases by introducing hazardous or toxic substances into the properties we own or manage and expose us to liability under federal or state environmental laws or otherwise engage in activities that could expose us to such liabilities. The costs of defending these claims, conducting this environmental remediation or responding to such changed conditions could materially adversely affect our financial condition and results of operations.

      We must comply with the Americans with Disabilities Act and fire and safety regulations, which can require significant expenditures. All our properties must comply with the Americans with Disabilities Act and with the related regulations, rules and orders commonly referred to as the ADA. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities,” but generally requires that buildings be made accessible to persons with disabilities. A failure to comply with the ADA could result in the U.S. government imposing fines on us and awarding damages to individuals affected by the failure. In addition, we must operate our properties in compliance with numerous local fire and safety regulations, building codes and other land use regulations. Compliance with these requirements can require us to spend substantial amounts of money, which would reduce cash otherwise available for distribution to shareholders. Failure to comply with these requirements can also affect the marketability of the properties.

      Property taxes can increase and cause a decline in yields on investments. Each of our properties is subject to real property taxes. These real property taxes may increase in the future as property tax rates change and as our properties are assessed or reassessed by tax authorities. Depending on local market conditions, we may not be able to offset the tax increases through increases in rents or other income, reducing the amount of funds available for distribution to our shareholders.

      We face potential underinsured losses on our investments. We maintain title and other property-related insurance on all our properties. We exercise discretion in determining amounts, coverage limits and deductibility provisions of title, casualty and other insurance relating to our properties, taking into account the appraised or estimated value of the property in each case to obtain appropriate insurance coverage at a reasonable cost and on suitable terms. We currently carry the following insurance coverage: (1) commercial general liability insurance, covering up to a general aggregate of $60,000,000, with a deductible of $50,000 (2) property insurance, covering up to an aggregate of $50,000,000, with deductibles of $5,000 or $20,000 under certain circumstances, and a $50,000 deductible in the case of flood damage; and (3) boiler & machinery insurance, covering up to $10,000,000 of direct damages with a $20,000 deductible. Depending on the type of insurance, and subject to deductibles and coverage limits, Shurgard either receives direct payment of the replacement value of losses or tenders the defense of a claim to the insurance carrier. This might mean that, in the event of a loss, our insurance coverage would not pay the full current market value or current replacement cost of our lost investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also increase the replacement cost of a facility after it has been damaged or destroyed. In that case the insurance proceeds that we receive might not be enough to restore us to our economic position with respect to the property.

      Terrorist attacks and the possibility of wider armed conflict may have an adverse effect on our business and operating results and could decrease the value of our assets. Terrorist attacks and other acts of violence or war, such as those that took place on September 11, 2001, or a war with Iraq, could have a material adverse effect on our business and operating results. There can be no assurance that there will not be further terrorist attacks against the United States or its businesses or interests. Attacks or armed conflicts that directly impact one or more of our properties could significantly affect our ability to operate those properties and thereby impair our ability to achieve our expected results. Further, we may not have insurance coverage for losses caused by a terrorist attack. Such insurance may not be available, or if it is available and we decide, or are required by our lenders, to obtain such terrorism coverage, the cost for the insurance may be significant in relationship to the risk covered. In addition, the adverse effects that such violent acts and threats of future attacks could have on the U.S. economy could similarly have a material adverse effect on our business and results of operations. Finally, further terrorist acts could cause the United States to enter into a wider armed conflict, which could further impact our business and operating results.

Risks Relating to Qualification and Operation as a REIT

      We might lose REIT status and incur significant tax liabilities. We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the Code), commencing with our taxable year ended December 31, 1994. So long as we meet the requirements under the Code for qualification as a REIT each year, we can deduct dividends paid to our shareholders when calculating our taxable income. For us to qualify as a REIT, we must meet detailed technical requirements, including income, asset, distribution and stock ownership tests, under several Code provisions that have not been extensively interpreted by judges or administrative officers. In addition, we do not control the determination of all factual matters and circumstances that affect our ability to qualify as a REIT. New legislation, regulations, administrative interpretations or court decisions might significantly change the tax laws with respect to REIT qualification or the federal income tax consequences of such qualification. We believe that we are organized so that we qualify as a REIT under the Code and that we have operated and will continue to operate so that we continue to qualify. However, we cannot guarantee that we will qualify as a REIT in any given year because:

•	the rules governing REITs are highly complex;

•	we do not control all factual determinations that affect REIT status; and

•	our circumstances may change in the future.

      For any taxable year that we fail to qualify as a REIT, we would not be entitled to deduct dividends paid to our shareholders from our taxable income. Consequently, our net assets and distributions to shareholders would be substantially reduced because of our increased tax liability. If we made distributions in anticipation of our qualification as a REIT, we might be required to borrow additional funds or to liquidate some of our investments in order to pay the applicable tax. If our qualification as a REIT terminates, we may not be able to elect to be treated as a REIT for the four taxable years following the year during which we lost the qualification. See “Federal Income Tax Considerations — Failure of Shurgard to Qualify as a REIT” in the accompanying prospectus.

      We may pay taxes even if we continue to qualify as a REIT. Even if we qualify as a REIT, we are required to pay some federal, state, local and foreign taxes on our income and our property. For example, Shurgard TRS and certain of our other corporate subsidiaries have elected to be treated as taxable REIT subsidiaries. We will be subject to a 100% penalty tax on payments we receive from these subsidiaries if the economic arrangements between us and the subsidiaries are not comparable to similar arrangements between unrelated third parties. We also could be subject to tax in the event we, among other things, (1) sell property that is considered to be inventory for federal income tax purposes, (2) sell, prior to March 25, 2005, certain assets we acquired from Shurgard Incorporated or (3) fail to satisfy certain distribution rules, as described below.

      Our REIT distribution requirements are complex and may create tax difficulties. To maintain our status as a REIT for federal income tax purposes, we generally must distribute to our shareholders at least 90% of our taxable income each year. In addition, we are subject to a 4%nondeductible excise tax on the amount by which our distributions for a calendar year are less than the sum of (1) 85% of our ordinary income for the calendar year, (2) 95% of our capital gain net income for the calendar year, and (3) any amount of our income that we did not distribute in prior years. For tax purposes we may be required to treat interest, rent and other items as earned even though we have not yet received these amounts. In addition, we may not be able to deduct currently as expenses for tax purposes some items that we have actually paid. We could also realize income, such as income from cancellation of indebtedness, that is not accompanied by cash proceeds. If one or more of these events happened, we could have taxable income in excess of cash available for distribution. In such circumstances, we might have to borrow money or sell investments on unfavorable terms in order to meet the distribution requirement applicable to a REIT. See “Federal Income Tax Considerations — Overview of REIT Qualification Rules — Annual Distribution Requirements” in the accompanying prospectus.

      President Bush’s proposed tax cut could adversely affect the price of our stock. President Bush has proposed a tax reduction package that would, among other things, substantially reduce or eliminate the taxation of dividends paid by corporations other than REITs. If the double taxation of corporate dividends were to be eliminated or reduced, certain of the relative tax advantages of being a REIT would be eliminated or reduced, which may have an adverse effect on the price of our stock. This adverse effect may take place prior to the adoption of any tax cut based on the market’s perception of the likelihood of implementation of such a provision.

Risks Relating to the Notes

      Our subsidiaries conduct a significant portion of our operations and own a significant portion of our properties. For the year ended December 31, 2002, approximately 52% of our consolidated revenue was generated by and approximately 52% of our consolidated total assets were owned by or through, or represented our equity interest in, direct or indirect subsidiaries. There may be restrictions on the ability of these subsidiaries to make distributions to us and, accordingly, some or all of their assets may be unavailable to allow us to service our debt, including the notes.

      Your right to receive payments on the notes is unsecured and effectively subordinated to the existing indebtedness of our operating subsidiaries. None of our subsidiaries have guaranteed the notes. The notes are subordinated to the claims of all creditors, including trade creditors of our subsidiaries. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of a subsidiary, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to us or the holders of the notes.

      You cannot be sure that an active trading market will develop for these notes. The notes will not be listed on any securities exchange. The underwriters have informed us that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the notes.

Other Risks

      Our current and potential investments in self storage businesses that are not real estate-related may result in losses when economic conditions change. We have invested in self storage businesses that are not real estate-related and we might make more of these investments. For example, we have invested in and currently own, through our ownership in Shurgard TRS, Inc., all of the outstanding interests of Shurgard Storage To Go, LLC (formerly known as Shurgard Storage To Go, Inc. and referred to in this prospectus supplement as STG), a business that provides customers with local delivery, pick up and storage of individual storage containers. Shurgard Storage To Go faces the same risks that we do regarding losses resulting from competition and decreases in rent in the self storage market. In addition, because Shurgard Storage To Go does not have significant real estate holdings or other marketable assets to borrow against, it might have difficulty borrowing necessary operating funds or attracting additional investments if economic conditions change, putting our investment at greater risk of loss.

      We may not be able to repay our debt financing obligations. We might not have sufficient net cash flow from our operations to meet required payments of principal and interest under our loans. As a result, we might not be able to refinance the existing indebtedness on our properties or might have to enter into credit terms that are less favorable than the terms of our existing indebtedness.

      We have an investment in international operations that carry risks in addition to our U.S. operations. We invest in operations outside the United States. We face risks inherent in international business operations, including but not limited to currency risks, unexpected changes in regulatory requirements, longer accounts receivable payment cycles, difficulties in staffing and managing international operations, potentially adverse tax burdens, obstacles to the repatriation of earnings and cash, local political uncertainty and burdens of complying with different permitting standards and a wide variety of foreign laws. Each of these risks might impact our cash flow or impair our ability to borrow funds, which ultimately could adversely affect our ability to repay loans and make expected distributions to shareholders. We may be subject to these risks to a greater degree than could be expected given the size of our current investment due to our contingent liability as a general partner of Recom & Co. SNC, to cover the partnership’s debt.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratio of earnings to fixed charges for each of the five years in the period ended December 31, 2002. Earnings represent earnings before cumulative effect of change in accounting principles, income tax expense and fixed charges (excluding capitalized interest). Fixed charges consist of interest expense and include capitalized interest that was not deducted when arriving at net income.

	Year Ended December 31,

	2002	2001	2000	1999	1998

Ratio	1.98	1.27	1.33	1.47	1.66

BUSINESS AND PROPERTIES

Overview

      We are a REIT that develops, acquires, owns and manages self storage centers and related operations. Our self storage centers offer easily accessible storage space for personal and business uses. We are one of the four largest operators of self storage centers in the United States and the largest operator of self storage centers in Europe. As of December 31, 2002, we operated a network of 560 storage centers and two business parks located throughout the United States and in Europe. Of these properties, we own or lease, directly and through our subsidiaries and joint ventures, 534 properties containing approximately 34.0 million net rentable square feet. The 534 properties include 87 in which we hold joint venture interests ranging from 50% to 99% and 96 stores located in Europe in which we have a 7.57% ownership interest. Of the 534 properties, 438 are located in 21 states in the United States, and 96 are located in Europe. We also manage for third parties 28 self storage centers containing approximately 1.6 million net rentable square feet. For the year ended December 31, 2002, our domestic properties had a weighted average annual net rentable square foot occupancy rate of 80% and a weighted average rent per net rentable square foot of $11.50. For the year ended December 31, 2002, our European properties had a weighted average annual net rentable square foot occupancy rate of 53% and a weighted average rent per net rentable square foot of $16.25.

      We were incorporated in Delaware on July 23, 1993 and began operations through the consolidation on March 1, 1994 of 17 publicly held real estate limited partnerships that were sponsored by Shurgard Incorporated. On March 24, 1995, Shurgard Incorporated merged with and into Shurgard Storage Centers, Inc., and we became self-administered and self-managed. In May 1997, we reincorporated in the state of Washington.

Recent Developments

Acquisition of Minnesota Mini-Storage

      On March 11, 2003, we entered into a merger agreement for the acquisition of five entities owning 18 self storage centers located in Minnesota and operated under the name of Minnesota Mini-Storage. As consideration in the transaction, we will issue 3,050,000 shares of common stock at closing and have agreed to issue an additional 50,000 shares if the properties meet certain revenue targets prior to the end of 2005. The shares will be issued pursuant to a Form S-4 registration statement to be filed with the SEC. The transaction is subject to the approval of the entities’ existing equity owners. In connection with the execution of the merger agreement, equity owners holding more than a majority of the voting securities of the entities have agreed to vote in favor of the transaction. We anticipate closing the transaction during the second quarter of 2003. The acquisition will be accounted for as a purchase in accordance with SFAS No. 141.

Acquisition of CSFB’s Interest in Shurgard Europe

      On March 10, 2003, through our wholly owned subsidiary SSC Benelux, Inc, we entered into a securities purchase agreement with CSFB to acquire their equity interest in Shurgard Europe. The agreement provides that we will purchase CSFB’s 10.6% ownership interest in Shurgard Europe for approximately 45 million Euro ($49.6 million at March 10, 2003). CSFB is one of four institutional joint venture partners who, together with us, our European operating partners and some Shurgard Europe employees, own Shurgard Europe. Under the existing joint venture agreement, the other partners have the opportunity to purchase their pro rata interest in the portion of CSFB’s equity interest being sold to Shurgard on the same terms being offered to Shurgard. We anticipate closing the transaction during the second quarter of 2003.

Other Matters

      In the second quarter of 2003, we intend to exercise our option to acquire an additional 43% equity interest in Shurgard Europe. The funds from the exercise of this option will be used to pay outstanding indebtedness of Recom & Co. SNC, a Belgian partnership in which we, our European operating partners and some Shurgard Europe employees have ownership interests. This transaction, together with our acquisition of CFSB’s interest in Shurgard Europe described above, will increase our direct and indirect equity interest in Shurgard Europe to approximately 61%.

      In the second or third quarter of 2003, we also intend to acquire or consolidate the properties that we currently operate under tax retention operating leases, together with the related liabilities and financing costs.

      Assuming that these events had occurred on January 1, 2002, the ratios for 2002 set forth in the tables under “Summary — Summary Financial Information” and “Selected Financial Information” would have been as follows: Ratio of Debt to Total Assets — 49.7%; Ratio of Secured Debt to Total Assets — 7.2%; Debt Service Coverage Ratio — 3.21x; and Ratio of Unencumbered Assets to Unsecured Debt — 211.6%. The completion of the acquisition of Minnesota Mini-Storage will have a favorable effect on these ratios as a result of the additional equity being issued in the transaction.

Business Strategy

      Our mission is to become the global leader in storage products and services and to ensure satisfaction and value for our customers through security, quality and innovation. Our strategy involves an emphasis on customer service and satisfaction, portfolio management, development and acquisitions and property management systems.

Customer Service and Satisfaction

•	Quality Employees. We view the quality of customers’ interaction with employees as critical to our long-term success. Accordingly, we emphasize teamwork in our employee training programs. Through our emphasis on training, personnel development and decentralized decision-making, we believe we attract well-qualified, highly motivated employees who are committed to providing superior levels of customer service.

•	Convenient and Secure Stores. Our stores are easily accessible, offer a range of storage products and services for customer convenience and emphasize security and product quality. We believe that our strategy of offering high-quality, convenient stores strengthens the brand image of Shurgard, attracts customers and enables us to maintain premium rents.

–	Store Location and Hours. Our stores are generally located in major metropolitan areas along retail and high- traffic corridors for easy customer access and usually have significant road frontage for high visibility. Although hours vary from store to store, customers can generally access their individual units between 6 a.m. and 9 p.m. seven days a week.

–	One-Stop Convenience. Our stores offer a range of storage products and ancillary services, including supplies such as packing and storage materials, locks and boxes, as well as services such as property insurance referrals, moving company referrals and Ryder truck rentals that we believe conveniently and efficiently address customers’ storage needs. In addition, we generally offer premium features such as computer-controlled access and electronic security systems. Finally, a number of our stores offer climate-controlled storage space.

–	Property Security. We use a variety of measures at our stores, as appropriate, to enhance security. Such measures may include, among others, on-site personnel, electronic devices such as intrusion and fire alarms, access controls, video and intercom surveillance devices, individual unit alarms, perimeter beams, fencing and lighting. We assign each customer a designated personal identification number for use in connection with a computerized gate access system. Each access is automatically logged into a computer database. In addition, we have developed and plan to continue to improve our package of security controls, including software, video and interactive communication.

–	Capital Expenditures and Maintenance. We budget for a level of capital expenditures consistent with our commitment to maintaining attractive, well-maintained and secure self storage centers, which enable us to pursue a premium pricing strategy. In addition, capital expenditures for consistent signage and color scheme among our properties strengthen the brand image of Shurgard.

•	Marketing and Sales. We provide managers with sales skills to elicit customer needs and turn prospects into customers. We also have a national sales center to field telephone sales calls from individual properties. Employees at the national sales center are able to sell space at the store most convenient to the customer. We have implemented additional sales and marketing programs to broaden our distribution channels, such as a web site for our enhanced e-commerce business and an expanded commercial accounts and direct sales force in selected markets.

–	Market Research. We maintain an extensive market research database on our primary markets and closely track occupancy levels, rental rates and other operational data regarding self storage properties within these markets. We have conducted focus group research and telephone surveys, and use customer comment cards to identify the primary considerations in customers’ self storage choices and satisfaction so that we can better attract and service customers.

–	Market Share. We employ various means to increase our share of the self storage market. We place prominent advertisements in the yellow pages and seek to promote customer awareness of our stores through highly visible store locations, site signage and architectural features. We locate our stores along retail and high-traffic corridors, usually with significant road frontage to increase visibility. We build on most newly developed stores a distinctive “lighthouse” office to distinguish us from competitors and to increase customer awareness of the Shurgard brand.

Portfolio Management

      Our portfolio management strategy is to increase same store cash flow by achieving the highest rental rate structure consistent with strong occupancy rates, cost containment, improved operating leverage, and expansion of our existing stores.

•	Revenue Optimization. We seek to optimize our revenue by achieving the highest rental rate structure for our stores, consistent with strong levels of occupancy, through the use of teams of store employees and district managers who are trained and authorized to set rental rates and make rental rate changes based on their analysis of demand and availability at a particular store. Market personnel regularly evaluate their properties’ rental rates on a periodic basis, based on unit demand and unit availability, and can quickly change marginal rental rates to ensure that revenue is optimized.

•	Cost Containment and Improved Operating Leverage. We seek to increase cash flow by carefully containing operating expenses. For example, we closely monitor our real estate tax assessments appealing such assessments, as appropriate, and engage consultants to manage certain utility costs. In addition, as we increase the number of properties in our targeted markets, we achieve economies of scale and lessen the impact of corporate overhead expense. We believe that our management and operational procedures, which can be implemented over a large number of properties, enable us to add new properties quickly and with little disruption to our system.

•	Strategic Expansions. We seek to increase revenue by building additional rentable storage space at suitable stores either through on site expansion or acquisition of property adjacent to existing stores. We typically receive high incremental returns on such build-out investments, because resulting revenue increases are achieved with little increase in fixed operating costs.

Development and Acquisitions

      Our external growth strategy is to develop new, high-quality self storage properties and to acquire additional self storage properties that meet or can be upgraded to meet our standards. In general, we plan to develop or acquire new properties primarily in our existing markets and in new markets that create economies of scale for our current network of stores. In most markets, we seek to own at least 15 stores in order to realize operating and marketing efficiencies and increase brand awareness. We believe that the experience of our management team in developing and acquiring self storage properties strengthens our ability to pursue our external growth strategy.

      We favor development or acquisition of self storage properties in major metropolitan markets, located near retail or high-traffic corridors, usually with significant road frontage to increase visibility. We rely on our market personnel to target areas in which to develop and acquire new stores. Our staff of real estate professionals in various markets develops and acquires new stores for us in the markets presenting the best opportunities. We have developed comprehensive market expansion plans for each of our target markets, and use these plans as the basis for selecting new store locations and acquisition targets. The market expansion plans use a demographic analysis of an area along with an evaluation of competitors’ locations, rates and product quality to determine the optimum number and location of new stores.

•	Development. We believe that several factors favor our development strategy:

–	Development Expertise. We have substantial real estate development, construction management and architectural expertise that has been developed over the past 30 years. Along with our predecessors, we developed more than a third of the properties we currently own, lease or manage, and, since 1972, we have maintained an internal development staff, which currently employs 18 people.

–	Strategic Site Selection to Maximize Revenues. To obtain the best store locations, we target sites for development in urban areas and up-scale retail areas that often require rezoning and other complex development measures. We believe that the difficulties of developing storage properties in such in-fill areas may discourage competitors from locating nearby and, as a result, enable us to operate in underserved areas. This in turn enables us to charge higher rental rates.

–	Focus on Quality and Brand Image Development. We have greater control of quality and brand image by developing our own self storage properties. This enables us to focus on high construction quality and standards and a consistent and inviting building design. We believe our focus on quality and consistency will enable us to further strengthen awareness of the Shurgard brand, obtain repeat business, maintain premium prices and differentiate us from our competitors.

•	Acquisitions. We also selectively acquire high-quality properties that are consistent with our business plan. Additional acquisitions allow us to spread overhead and certain management, marketing and advertising costs over a greater number of revenue-producing assets. As a result, we can achieve increasing economies of scale with each new property acquired. We complete a thorough analysis of each property that we intend to acquire, including, but not limited to, a review of capital expenditures that will be required for the property to meet our standards. In addition to adding high-quality properties, we look for high-quality portfolios of properties that would establish a market presence for us in a new market.

•	European Investment. As of December 31, 2002, we had a 7.57% interest in an entity that owns 96 storage centers operating in six countries. We have the right to purchase an additional interest in that entity and intend to do so in 2003. The business strategies that we employ in the United States also apply to our European investment. During the past eight years, that entity has introduced our product to local consumers and built the infrastructure necessary to support an accelerated expansion program. Because of the density of the areas where Shurgard Europe develops and the limited availability of land, substantially all of the European stores have multistory buildings. In general, European customers prefer interior units in large buildings which are perceived as being safer than the drive-up units in single story buildings. The length of stay, customer use and customer profile of the European customer is similar to U.S. customers. Additionally, there are fewer acquisition opportunities in the European markets. Today, Shurgard Europe employs over 360 employees with a senior management team made up of seasoned managers with substantial local development, finance, operations and marketing experience.

Property Management Systems

      We have integrated property management systems and procedures for marketing, advertising, leasing, operations, maintenance and security of properties and the management of on-site personnel. Our computerized management information system links our corporate office with each store. We use proprietary software that expedites internal auditing, financial statement and budget preparations, allows the daily exchange of information with our corporate office and manages detailed information with respect to the tenant mix, demographics, occupancy levels, rental rates, revenue optimization, payroll and other information relating to each store. Additionally, we use a network-based accounting package that has aided in the compilation and dissemination of information from and to our stores and we use an enterprise wide-area network with remote access capability. This software enables our national sales center, commercial accounts department and our corporate employees to have remote access to current store information. We are developing significant updates to this software that will improve management information and increase effectiveness in information compilation and dissemination to our stores.

Other Activities

      STG is a containerized storage business that brings storage directly to the customer through weather resistant 8’x 5’x 8’ storage containers. STG delivers these containers to customers for packing. STG then picks up the containers and delivers them to a warehouse for storage. Customers may access their storage container in a showroom at the warehouse or have it redelivered to their home. In addition to the monthly rental charge, we may charge service fees for transportation of the container. This business venture is currently operating in the Seattle, Portland, and San Francisco markets.

      We also manage, under the Shurgard name, self storage properties owned by others that meet our quality standards. Management of such properties enables us to spread the cost of overhead across a greater number of properties. Additionally, it allows us to expand our presence in the markets in which we operate, to offer customers a broader geographic selection of self-storage properties to suit their needs and to establish relationships with property owners that may lead to future acquisitions. Management fees that we earn are not qualifying income for REIT qualification purposes. Accordingly, we closely monitor the level of these activities to ensure our continued qualification as a REIT. As of December 31, 2002, we managed 28 self storage properties for others.

Capital Strategy

      Our stated long-term capital objectives include:

•	maintaining conservative leverage ratios;

•	maintaining our investment grade rating;

•	extending our debt maturity schedule; and

•	increasing the percentage of our unencumbered assets.

We anticipate funding our growth primarily through a combination of our lines of credit, unsecured debt, preferred and common equity, and alternative capital sources. In order to continue to grow at historical rates and to execute our internal business plan and meet our capital objectives, it will be necessary to continue to access the equity capital markets. Additionally, we anticipate that our dividend payout ratio will decline over time as we retain a higher proportion of cash flow for growth.

      In order to mitigate our interest rate risk, we contract with financial institutions for derivative products that help us manage this exposure. Our investment policy prohibits us from entering into any such contract solely to secure profit by speculating on the direction of currency exchange or interest rates if unrelated to capital borrowed, lent or invested by us. In order to diversify capital sources and mitigate development risk, we have developed a significant number of our storage centers through joint venture partners.

The Self Storage Industry

      The self storage industry serves an important function in the commercial and residential real estate markets. Self storage properties were first developed in the early 1960’s in the southwestern United States in response to the growing need for low-cost, accessible storage. A number of factors accelerated the demand for low-cost storage, including, among others, a more mobile society, with individuals moving to new homes and new cities needing short-term storage for their belongings, the increasing cost of housing (resulting in smaller houses), the increased popularity of apartments and condominiums, more individuals with growing discretionary income (resulting in the purchase of items such as boats and recreational vehicles that often cannot be stored at residences), the growing number of small businesses and the escalating cost of other storage alternatives. As the demand for such storage increased, and the acceptance of self storage became more widespread, self storage properties were built throughout the United States. Generally, such properties were constructed along major thoroughfares that provided ready access and public visibility or in outlying areas where land was inexpensive. In certain areas of the country, where new construction was impractical because of construction costs, lack of suitable sites or other restrictions, older structures have been converted into self storage properties.

      We believe, based on our experience, that the self storage industry is characterized by fragmented ownership, high gross margins, low levels of price sensitivity and increasing customer demand. Typical customers of a self storage property include individuals, ranging from homeowners to college students, and commercial users, such as sales representatives and distributors, who require frequent access, and business owners requiring seasonal storage. A single customer rarely occupies more than 1% or 2% of the net rentable area in any particular store.

      Capital expenditures are generally less for self storage properties as compared to other types of commercial real estate due to the properties’ structural simplicity and durable materials and the lack of tenant improvement demands. Capital expenditures include periodic expenditures for replacing roofs and pavement, as well as improvements such as expansions and unit reconfigurations. Expense items include repairing asphalt, doors, fences and masonry walls, maintaining landscaping, and repairing damage caused by customer vehicles. Minimal maintenance is required when a storage unit is vacated to prepare it for the next customer.

Competition

      Competition exists in every U.S. market in which our stores are located, and to a lesser extent in continental Europe and Sweden. We compete with, among others, national, regional and local self storage operators and developers. Storage operators compete based on several factors including location, rental rates, security, suitability of the property’s design to prospective tenants’ needs and the manner in which the property is operated and marketed. We believe that the primary competition for potential customers of any of our self storage centers come from other self storage properties within a three- to five-mile radius of that store. We have positioned our stores within their respective markets as high-quality operators that emphasize customer service and security. We do not seek to be the lowest-price storage provider. During periods of recession, we may experience a decline in demand that can increase price competition among storage center operators.

      To the extent we experience new supply in our markets, the increased available storage space may reduce occupancy levels per storage property and further intensify competition among storage providers for available tenants in those markets. The extent to which we are affected by competition will depend in significant part on market conditions within a three- to five-mile radius of our stores.

Properties

      We own or lease, as of December 31, 2002, directly and through our subsidiaries and joint ventures, 534 properties (including 532 self storage properties), 438 of which are located in 21 states and 96 of which are located in Europe. The 534 properties include 87 in which we hold joint venture interests ranging from 50% to 99% and 96 located in Europe in which we have a 7.57% ownership interest. Our self storage properties are designed to offer accessible storage space for personal and business use. Individuals typically rent individual units in self storage properties for storage of personal belongings such as furniture, appliances, boats and other household and recreational goods. Businesses typically rent space for storage of business property such as equipment, seasonal goods, records and fixtures. We believe that it is desirable to have commercial customers because they tend to rent larger units, stay for longer terms, are more reliable payers and are less sensitive to price increases. Based on a survey of our customers conducted during December 2002, we estimate that commercial users account for approximately 25% to 30% of our total customer base.

      The following map shows the number of properties in each state where we currently operate.

Our self storage properties are divided into a number of self-enclosed rental units that generally range in size from approximately 25 to 360 square feet. Many properties have uncovered storage outside the buildings for parking motor vehicles, boats, campers and other similar items suitable for outside storage. Additionally, a number of our properties include climate-controlled storage units for which we typically charge a premium.

      Customers of self storage properties are generally responsible for delivering and retrieving their goods. Many leased spaces can be accessed directly by automobile or truck, but some properties, in particular the multistory buildings, have separate loading docks and elevators available for delivery and retrieval of stored goods. Customers generally have access to their unit without additional charge during normal business hours and control access to such space through the use of their personal padlocks. We offer Budget truck rentals at a majority of our properties for added convenience to our customers and to differentiate our stores from most of our competitors. In addition to truck rentals, we sell locks, boxes and packing and storage materials at our stores.

      The leasing, maintenance and operation of our stores are the responsibility of store managers. The property’s security is provided through a variety of systems that may include, among others, on-site personnel, electronic devices such as intrusion and fire alarms, access controls, video and intercom surveillance devices, property fencing and lighting.

      Although our stores range considerably in size, most properties consist of one or more single-story buildings. The smallest store has approximately 21,000 net rentable square feet, while the largest store has approximately 280,000 net rentable square feet. The properties generally are constructed with concrete block or tilt-up concrete panels, with steel columns or precast concrete columns that rest on concrete footings and slabs, and have built-up tar roofs or pitched truss roofs with shingles or standing seam metal roofs. The interior walls are generally constructed with metal studs and partitions or other construction materials that are secure but readily movable. The parking areas and driveways are generally asphalt or concrete. All stores have fencing, floodlights, and electronic gates.

      In some cases, multistory buildings have been converted into self storage properties. In addition, similar multistory buildings for self storage have been constructed in dense urban areas where land costs, zoning and other development considerations make it impractical or undesirable to construct single-story buildings.

Historical Portfolio Performance

      The following table sets forth information regarding weighted average occupancy and weighted average rent per square foot for the self storage properties and business parks owned or leased by us for the years ended December 31, 2002, 2001 and 2000. The occupancy and rental information in this and the following table is affected by new stores, which, once opened, go through a “rent-up” period during which occupancy is generally lower than at later stages, which will impact the comparability from year to year.

	No. of		Average			Average Rent
	Properties	Percentage	Occupancy(3)			per Square Foot
	as of Dec. 31	of 2002
	2002(1)	Revenue(2)	2002	2001	2000	2002	2001	2000

Arizona	22	3.8%	84%	86%	82%	$9.73	$9.88	$9.69
California	48	14.2	81	89	88	14.66	13.89	12.71
Florida	28	5.8	70	73	73	11.08	10.63	10.52
Georgia	18	3.5	78	81	79	10.73	10.44	10.04
Illinois	20	3.6	76	85	84	11.56	11.21	10.51
Michigan	26	4.5	81	83	90	9.76	9.66	9.33
New York	11	4.3	77	73	80	20.94	20.57	19.59
North Carolina	33	2.7	75	84	74	6.67	9.00	12.00
Oregon	14	2.6	88	91	89	11.12	10.29	9.54
South Carolina	13	0.8	71	—	—	6.14	—	—
Texas	66	11.9	84	84	80	10.46	9.85	9.40
Virginia	35	7.0	86	85	84	13.58	13.16	11.93
Washington	52	11.8	84	86	87	11.89	11.60	10.95
Other domestic	52	7.8	76	76	78	10.54	10.52	10.17
Europe	96	15.7	53	55	46	16.25	16.91	15.69

Total/Weighted Average	534	100.0%	76%	79%	79%	$12.05	$11.51	$10.84

(1)	Includes 409 facilities owned or leased by us and entities controlled by us. The remaining 125 facilities are owned or leased by entities in which we have a non-controlling interest. See Schedule III in our Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2002, which is incorporated herein by reference, for a complete list of properties for which financial information is consolidated by us.

(2)	Revenue includes all store revenue regardless of ownership interest in the property.

(3)	Occupancy is affected by, among other things, new stores, which, once opened, go through a “rent-up” period during which occupancy is generally lower than at later stages.

     The following table sets forth information for all properties for which we have an ownership or leasehold interest regardless of percentage ownership. The table provides weighted average occupancy and weighted average rent per square foot for the years ended December 31, 1998 through December 31, 2002.

	2002	2001	2000	1999	1998

Domestic
Weighted average occupancy	80%	83%	83%	82%	84%
Weighted average rent per square foot	$11.50	$11.47	$10.82	$10.30	$9.90

Europe
Weighted average occupancy	53%	55%	46%	40%	57%
Weighted average rent per square foot	$16.25	$16.91	$15.69	$14.35	$12.10

      Based on our revenues and expense data for the year ended December 31, 2002, we estimate that our average occupancy could have dropped to 49.5% during that period and we still would have been able to pay all of our operating expenses and debt obligations.

      Leasing of Properties. Rental units are usually rented on a month-to-month basis. Based on our most recent evaluation of customer move-outs for the year ended 2002, the average rental period for a tenant is approximately 12 months. This average is comprised of the rental periods of business tenants, whose average stay is 19 months, and those of residential customers, whose average stay is 11 months. Rental income from leased space constitutes the primary revenue from such properties, but additional revenue is received from incidental services rendered at the properties, such as lock and box sales and truck rentals. Rental rates vary substantially depending on the size of the storage space, the property location, the quality of the property and the proximity of competition.

      Other Properties. Shurgard owns two business parks located near Tacoma, Washington and Burke, Virginia. The business parks were built in 1979 and 1984, respectively, and they contain an aggregate of approximately 158,000 net rentable square feet.

      The following graph shows the same store average annual rent per square foot from January 1, 1992 through December 31, 2002, as reported in our annual reports on Form 10-K for the years indicated.

USE OF PROCEEDS

      We estimate that we will receive net proceeds from the sale of notes in this offering of approximately $           million, after anticipated issuance costs. We intend to use the net proceeds of this offering as follows:

•	approximately $125 million to repay the indebtedness under our revolving credit facility, which had an outstanding balance at March 18, 2003 of $125 million, which bore interest for the month of February 2003 at a weighted average annual rate of 2.60%, and which is scheduled to mature on February 26, 2005;

•	approximately $50 million of the proceeds to fund the acquisition of CSFB’s 10.6% equity interest in Shurgard Europe; and

•	the balance to exercise our option to acquire certain properties that we operate under our tax retention operating leases.

      Under our revolving credit facility we borrowed funds in the amount of $62 million in June 2002 to acquire a 74% interest in a North Carolina entity that owns 40 storage centers and $49.6 million to acquire bonds issued by Shurgard Europe.

CAPITALIZATION

      The following sets forth our capitalization as of December 31, 2002:

•	on an actual basis; and

•	as adjusted to give effect to the issuance and sale of the notes in this offering and the application of the estimated net proceeds.

      You should read this table in conjunction with the other financial information included in our annual report on Form 10-K for the year ended December 31, 2002, which is incorporated herein by reference.

	As of December 31, 2002

	Actual	As Adjusted

	(in thousands)
Debt:
Lines of credit	$113,525		$—
Notes payable	146,837		146,837
7.5% notes due 2004	50,000		50,000
7.625% notes due 2007	50,000		50,000
7.75% notes due 2011	200,000		200,000
% notes due 2013	—

Total debt	560,362

Shareholders’ equity:
Series C Cumulative Redeemable Preferred Stock; $0.001 par value; 2,000,000 shares authorized; 2,000,000 shares issued and outstanding; liquidation preference of $50,000,000	48,115		48,115
Series D Cumulative Redeemable Preferred Stock; $0.001 par value; 3,450,000 shares authorized; 3,450,000 shares issued and outstanding; liquidation preference of $86,250,000	83,068		83,068
Class A Common Stock; $0.001 par value; 120,000,000 shares authorized; 33,002,615 shares issued and outstanding (actual) and 35,502,615 shares issued and outstanding (as adjusted)	36		36
Additional paid-in capital	804,582		804,582
Accumulated net income less distributions	(186,616)		(186,616)
Accumulated other comprehensive loss	(11,064)		(11,064)

Total shareholders’ equity	738,121		738,121

Total capitalization	$1,298,483	$

SELECTED FINANCIAL INFORMATION

      The following table sets forth selected financial information for each of the five years in the period ended December 31, 2002. We derived the selected financial information presented below from our audited financial statements.

      You should read this table in conjunction with the other financial information included in our annual reports on Form 10-K for the years indicated.

	At or for the Year Ended December 31,

	2002	2001	2000	1999	1998

	(in thousands, except per share data)
Statements of Operations Data:
Revenue:
Real estate operations	$252,938	$226,362	$200,343	$175,045	$160,067
Other	11,175	6,228	1,615	1,411	1,893

Total revenue	264,113	232,590	201,958	176,456	161,960

Expenses:
Operating	82,111	68,890	58,124	47,265	46,705
Loss (earnings) from other real estate investments	1,396	3,271	3,420	3,302	1,568
Depreciation and amortization	47,963	45,234	40,693	36,768	33,991
Real estate taxes	24,268	20,148	17,940	15,777	13,324
General, administrative and other	11,195	11,770	4,911	4,193	4,619

Total expenses	166,933	149,313	125,088	107,305	100,207

Income from operations	97,180	83,277	76,870	69,151	61,753
Other Income (Expense):
Interest income and other (net)	5,900	5,783	3,617	2,826	1,439
Interest on loans	(32,025)	(36,562)	(36,175)	(25,428)	(23,883)
Amortization of participation rights discount	(4,824)	(16,876)	(11,262)	(8,057)	(3,999)
Minority interest	(637)	(808)	(743)	(815)	2,084

Net income before income tax benefit	65,594	34,814	32,307	37,677	37,394
Income tax benefit	314	1,545	—	—	—

Net income before extraordinary items and cumulative effect of a change in accounting principle	65,908	36,359	32,307	37,677	37,394
Early extinguishment of debt	1,724	(1,445)	—	—	—
Cumulative effect of a change in accounting principle	—	—	—	(1,098)	(2,168)

Net Income	$67,632	$34,914	$32,307	$36,579	$35,226

Net Income Allocation:
Allocable to preferred shareholders	$14,695	$15,098	$8,750	$8,750	$4,690
Allocable to common shareholders	52,937	19,816	23,557	27,829	30,536

	$67,632	$34,914	$32,307	$36,579	$35,226

Diluted Net Income per Share:
Net income before extraordinary item	$1.45	$0.68	$0.79	$0.99	$1.14
Extraordinary item	0.05	(0.04)	—	—	—
Cumulative effect of a change in accounting principle	—	—	—	(0.04)	(0.08)

Diluted net income per common share	$1.50	$0.64	$0.79	$0.95	$1.06

Diluted weighted average number of shares outstanding	35,401	31,086	29,761	29,130	28,724
Diluted distributions declared per common share	$2.11	$2.07	$2.03	$1.99(1)	$1.95(1)

At or for the Year Ended December 31,

2002	2001	2000	1999	1998

($ in thousands)
Balance Sheet Data (at end of period):
Storage centers, before accumulated depreciation	$1,530,049	$1,348,998	$1,260,687	$1,120,478	$1,067,445
Total assets	1,420,176	1,238,805	1,230,242	1,149,860	1,151,996
Notes payable	446,837	375,298	405,429	332,347	330,998
Total liabilities	666,681	516,105	629,400	522,912	491,580
Shareholders’ equity	738,121	716,325	596,638	620,200	642,302
Other Data:
Funds from operations(2)	104,913	82,585	76,761	74,691	69,523
Percentage of funds from operations paid out as distributions	71.3%	77.8%	78.7%	77.7%	80.6%
Cash flow provided by (used in):
Operating Activities	$128,486	$116,476	$85,607	$86,081	$76,930
Investing Activities	(156,925)	(67,466)	(117,712)	(121,246)	(216,416)
Financing Activities	33,119	(49,692)	28,124	37,336	141,644
Ratios:
Ratio of Debt to Total Assets(3)	46.8%	39.2%	47.1%	43.0%	39.3%
Ratio of Secured Debt to Total Assets(4)	8.6%	5.3%	22.4%	18.6%	14.2%
Debt Service Coverage Ratio(5)	4.11	x	2.50	x	2.57	x	3.24	x	3.55	x
Ratio of Unencumbered Assets to Unsecured Debt(3)	230.2%	271.1%	252.3%	341.3%	294.0%
Portfolio Data (at end of period):
Number of properties (in thousands):
Owned properties	534	449	399	352	318
Managed properties	28	30	32	33	30

Total	562	479	431	385	348

Net rentable square feet:
Owned properties	33,400	28,300	25,300	22,600	20,500
Managed properties	1,600	1,700	1,900	1,900	1,600

Total	35,000	30,000	27,200	24,500	22,100

(1)	Does not include the distribution in January of the following year based on financial results for the quarter ended December 31 of the current year.

(2)	Funds from operations (FFO), pursuant to the National Association of Real Estate Investment Trusts’ (NAREIT) October 1999, as amended in April 2002, White Paper on Funds from Operations, is defined as net income, calculated in accordance with generally accepted accounting principles (GAAP) including non-recurring events, except for those defined as “extraordinary items” under GAAP and gains and losses from sales of depreciable operating property, plus depreciation of real estate assets and amortization of intangible assets exclusive of deferred financing costs less dividends paid to preferred shareholders. We believe that because amortization of participation rights discount reflects our partners’ increasing interests in unrecognized gains on depreciable operating properties (represented by the difference between the expected option price and our partners’ contributions), it is consistent to add it back to net income. Contributions to FFO from unconsolidated entities in which the reporting entity holds an active interest are to be reflected in FFO on the same basis. We believe FFO is a meaningful disclosure as a supplement to net income because net income implicitly assumes that the value of assets diminish predictably over time while we believe that real estate values have historically risen or fallen with market conditions. FFO is not a substitute for net cash provided by operating activities or net income computed in accordance with GAAP, nor should it be considered an alternative indication of our operating performance or liquidity. In addition, FFO is not comparable to “funds from operations” reported by other REITs that do not define funds from operations in accordance with the NAREIT definition. The following table sets forth the calculation of FFO in accordance with the NAREIT definition.

	For the Year Ended December 31,
	2002	2001	2000	1999	1998

	($ in thousands)
Net income	$67,632	$34,914	$32,307	$36,579	$35,226
Cumulative effect of change in accounting principle				1,098	2,168
Adjustment to cumulative effect of accounting change				447
Depreciation and amortization	47,963	45,234	40,693	36,768	33,991
Depreciation and amortization from unconsolidated joint ventures and subsidiaries	3,294	3,339	3,310	2,774	339
Deferred financing costs	(1,439)	(2,081)	(2,061)	(1,912)	(1,294)
Early extinguishment of debt	(1,724)	1,445
Gain on sale of operating and real estate	(942)	(2,044)		(370)	(216)
Preferred dividends	(14,695)	(15,098)	(8,750)	(8,750)	(4,690)
Amortization of participating rights	4,824	16,876	11,262	8,057	3,999

Funds from operations	$104,913	$82,585	$76,761	$74,691	$69,523

(3)	See “Description of the Notes — Covenants of Shurgard” for the definitions of Debt, Total Assets, Total Unencumbered Assets and Unsecured Debt.

(4)	As specified in the notes, Secured Debt consists of Debt secured by a mortgage or other encumbrance of any of our properties. See “Description of Notes — Covenants of Shurgard.”

(5)	Debt Service Coverage Ratio is calculated as Consolidated Income Available for Debt Service divided by the Annual Debt Service Charge. See “Description of Notes — Covenants of Shurgard.”

DESCRIPTION OF THE NOTES

      The following summary of the specific terms of the notes and the indenture supplements and, to the extent inconsistent with the accompanying prospectus, replaces the descriptions of the general terms and conditions of the notes and the indenture contained in the accompanying prospectus. This summary is not complete, and we urge you to read the indenture because it defines your rights. More specific terms as well as definitions of relevant terms can be found in the indenture, the notes and the Trust Indenture Act of 1939, as amended.

General

      The notes constitute debt securities to be issued pursuant to an indenture dated as of April 25, 1997, and supplemented as of July 11, 1997, between us and LaSalle Bank, N.A., formerly known as LaSalle National Bank, as trustee. The terms of the notes include those provisions contained in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

      We may issue debt securities from time to time in one or more series under the indenture. The notes will be a new series of debt securities under the indenture. We may, from time to time, without notice to or the consent of the holders of the notes, increase the principal amount of this series of notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued shall have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon shall begin to accrue and the first interest payment date), and shall carry the same right to receive accrued and unpaid interest, as the notes previously issued, and such additional notes shall form a single series with the notes.

      The notes will be our direct, senior unsecured obligations and will rank equally with our other senior unsecured indebtedness from time to time outstanding. The notes will not be guaranteed by any of our Subsidiaries. The notes will be subordinated to our secured indebtedness to the extent of the assets securing such indebtedness and will be structurally subordinated to the indebtedness and other liabilities of our Subsidiaries and other joint ventures. As of December 31, 2002,

•	our aggregate secured debt was approximately $1.9 million,

•	our aggregate senior unsecured debt was approximately $461.0 million (including participation rights liability), and

•	our aggregate other unsecured debt and other liabilities was approximately $43.3 million.

•	the aggregate secured debt of our Subsidiaries was approximately $207.4 million,

•	the aggregate other liabilities of our Subsidiaries was approximately $20.2 million,

      We also hold direct and indirect equity interests in other entities and joint ventures that are not Subsidiaries. As of December 31, 2002, these entities and joint ventures had an aggregate of approximately $468.2 million of indebtedness and other liabilities (excludes $49.6 million of debt due to Shurgard). The notes are effectively subordinated to this debt. Subject to the limitations set forth in the indenture and as described below under “— Covenants of Shurgard,” the indenture will permit us and our subsidiaries to incur additional secured and unsecured debt.

      The notes will be issued in fully registered book-entry form without coupons, in denominations of $1,000 and integral multiples of $1,000 registered in the name of Cede & Co., a nominee of The Depository Trust Company, or DTC. See “— Global Notes” below.

      We describe the covenants applicable to the notes in the section titled “— Covenants of Shurgard” below. The trustee generally may not waive compliance with these covenants unless the holders of a majority in principal amount of the notes outstanding consent to the waiver. However, the notes will be subject to the defeasance and covenant defeasance provisions of the indenture described under “— Discharge, Defeasance and Covenant Defeasance.”

      Except as described under “— Consolidation, Merger or Sale” or “— Covenants of Shurgard” below, the indenture does not contain any other provisions that would protect you in the event of:

•	a highly leveraged or similar transaction involving us or any of our affiliates,

•	a change in control, or

•	a reorganization, a restructuring, a merger or a similar transaction involving us that may adversely affect you.

      In addition, subject to the limitations set forth under “— Consolidation, Merger or Sale” below, we may, in the future, enter into certain transactions, such as the sale of all or substantially all of our assets or the merger or consolidation of our company with another entity, that would increase the amount of our debt or substantially reduce or eliminate our assets, which may have an adverse effect on our ability to service our debt, including the notes. We have no present intention of engaging in a highly leveraged or similar transaction. In addition, certain restrictions on ownership and transfers of our capital stock designed to preserve our status as a REIT may act to prevent or hinder any such transaction or change in control.

Interest and Maturity

      The notes will mature on March      , 2013. The notes are not subject to any sinking fund provisions. The notes are subject to redemption at our option. See “— Optional Redemption” below.

      The notes will bear annual interest at      % from March      , 2003, payable semi-annually in arrears on each March      and September      , commencing September      , 2003, and on the maturity date. Interest is payable to the persons in whose names the notes are registered in the security register applicable to the notes at the close of business on the date 15 calendar days prior to such payment day regardless of whether such day is a business day. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

      If any interest payment date or maturity date falls on a day that is not a business day, we will make the required payment on the next business day as if it were made on the date the payment was due. No interest will accrue on the amount payable for the period from and after the interest payment date or maturity date, as the case may be. “Business day” means any day, other than a Saturday or Sunday, on which banking institutions in New York, New York are open for business.

Consolidation, Merger or Sale

      The indenture generally permits a consolidation or merger between us and another entity. It also permits us to sell or transfer all or substantially all of our property and assets and to purchase all or substantially all of the property and assets of another entity. These transactions are permitted if:

•	we are the continuing entity or, if not, the resulting or acquiring entity assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the notes and performance of the covenants in the indenture;

•	immediately after the transaction, no Event of Default exists; and

•	we deliver to the trustee an officer’s certificate and legal opinion covering these conditions.

      If we consolidate or merge with or into any other company or sell all or substantially all of our assets according to the terms and conditions of the indenture, the resulting or acquiring company will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, such successor company may exercise our rights and powers under the indenture, in our name or in its own name and we will be released from all of our liabilities and obligations under the indenture and under the notes.

Covenants of Shurgard

      The following covenants will apply to the notes for the benefit of the holders:

Existence. Except as permitted under “— Consolidation, Merger or Sale” above, we are required to do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence, and all material rights and franchises unless our board of directors determines that the preservation of any rights or franchises is no longer desirable in the conduct of our business.

Maintenance of Properties. We are required to cause all of our material properties used or useful in the conduct of our business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment. We are also required to cause to be made all necessary repairs, renewals, replacements, betterments and improvements on our material properties, so that the business carried on in connection with the properties may be properly and advantageously conducted at all times. We will not be prevented from selling or otherwise disposing for value our properties in the ordinary course of business.

Insurance. We are required to keep in force on all of our properties and operations policies of insurance with responsible companies in such amounts and covering such risks as is customary in our industry, in accordance with prevailing market conditions and availability.

Payment of Taxes and Other Claims. We are required to pay or discharge, or cause to be paid or discharged, before they become delinquent, (1) all taxes, assessments and governmental charges levied or imposed upon us or upon our income, profits or property, and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property. We are not required to pay or discharge, or cause to be paid or discharged, any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Provision of Financial Information. Whether or not we are subject to Section 13 or 15(d) of the Exchange Act, the indenture will require us, within 15 days after each of the respective dates by which we would have been required to file annual reports, quarterly reports, and other documents with the SEC if we were so subject, to (1) transmit by mail to you, as your name and address appear in the applicable register for the notes, without cost to you, copies of the annual reports, quarterly reports and other documents that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to such sections, (2) file with the trustee copies of the annual reports, quarterly reports, and other documents that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to such sections, and (3) supply, promptly upon written request and payment of the reasonable cost of duplication and delivery, copies of such documents to any prospective holder of notes.

Limitation on Incurrence of Total Debt. We will not, and will not permit any Subsidiary to, incur any Debt, other than Intercompany Debt, if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds from such Debt, the aggregate principal amount of all of our outstanding Debt on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of:

•	our Total Assets as of the end of the fiscal quarter covered in our annual report on Form 10-K or quarterly report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if such filing is not required under the Exchange Act, with the trustee) prior to the incurrence of such additional Debt; and

•	the increase in Total Assets from the end of such quarter, including, without limitation, any increase in Total Assets caused by the incurrence of such additional Debt. We refer to the increase together with our Total Assets as our “Adjusted Total Assets.”

Limitation on Incurrence of Secured Debt. We will not, and will not permit any Subsidiary to, incur any Secured Debt if, immediately after giving effect to the incurrence of the additional Secured Debt, the aggregate principal amount of all of our and our Subsidiaries’ outstanding Secured Debt on a consolidated basis determined in accordance with GAAP is greater than 40% of our Adjusted Total Assets.

Debt Service Coverage. We will not, and will not permit any Subsidiary to, incur any Debt, other than Intercompany Debt, if the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred is less than 1.5 to 1.0 on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds therefrom, and calculated on the assumption that:

•	the Debt and any other Debt incurred by us or our Subsidiaries since the first day of the four-quarter period, which was outstanding at the end of the period, had been incurred at the beginning of the period and continued to be outstanding throughout the period, and the application of the proceeds of the Debt, including to refinance other Debt, had occurred at the beginning of the period;

•	the repayment or retirement of any other Debt by us or our Subsidiaries since the first day of the four-quarter period had been repaid or retired at the beginning of the period, except that, in determining the amount of Debt so repaid or retired, the amount of Debt under any revolving credit facility is computed based upon the average daily balance of the Debt during the period; and

•	in the case of any increase or decrease in our Total Assets, or any other acquisition or disposition by us or any of our Subsidiaries of any asset or group of assets, since the first day of the four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, the increase, decrease or other acquisition or disposition or any related repayment of Debt had occurred as of the first day of the period with the appropriate adjustments to revenues, expenses and Debt levels with respect to the increase, decrease or other acquisition or disposition being included in the pro forma calculation.

For purposes of the adjustments referred to in the third bullet above, any income earned (or loss incurred) as a result of any such increase, decrease or other acquisition or disposition referred to in the third bullet for a period less than such four-quarter period shall be annualized for such four-quarter period.

Maintenance of Total Unencumbered Assets. We will maintain at all times Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of our and our Subsidiaries’ Unsecured Debt.

           As used herein the following terms have the meanings set forth below:

“Annual Debt Service Charge” as of any date means the amount that is expensed in any 12-month period for interest on our and our Subsidiaries’ Debt.

“Consolidated Income Available for Debt Service” for any period means Consolidated Net Income plus amounts that have been deducted in determining Consolidated Net Income during such period for:

•	Consolidated Interest Expense;

•	provision for our taxes and taxes of our Subsidiaries based on income;

•	amortization (other than amortization of debt discount) and depreciation;

•	provisions for losses from sales or joint ventures;

•	increases in deferred taxes and other noncash charges;

•	charges resulting from a change in accounting principles; and

•	charges for early extinguishment of debt,

less amounts which have been added in determining Consolidated Net Income during the period for (a) provisions for gains from sales or joint ventures and (b) decreases in deferred taxes and other noncash items.

“Consolidated Interest Expense” for any period, and without duplication, means all interest (including the interest component of rentals on capitalized leases, letter of credit fees, commitment fees and other like financial charges) and all amortization of debt discount on all Debt (including, without limitation, payment-in-kind, zero coupon and other like securities) but excluding legal fees, title insurance charges, other out-of-pocket fees and expenses incurred in connection with the issuance of Debt and the amortization of any such debt issuance costs that are capitalized, all determined in accordance with GAAP.

“Consolidated Net Income” for any period means the amount of our and our Subsidiaries’ consolidated net income (or loss) for such period determined on a consolidated basis in accordance with GAAP.

“Debt” means any of our or our Subsidiaries’ debt, whether or not contingent, in respect of:

•	money borrowed or evidenced by bonds, notes, debentures or similar instruments;

•	debt secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by us or any Subsidiary;

•	letters of credit or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable; or

•	any lease of property by us or any of our Subsidiaries as lessee that is reflected in our consolidated balance sheet as a capitalized lease in accordance with GAAP,

in the case of debt under the first three bullets above, to the extent that any such items (other than letters of credit) would appear as liabilities on our consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by us or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than us or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by us or any Subsidiary whenever we or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

“Intercompany Debt” means debt owed by us or any Subsidiary solely to us or any Subsidiary.

“Secured Debt” means Debt secured by any mortgage, lien, charge, encumbrance, trust deed, deed of trust, deed to secure debt, security agreement, pledge, conditional sale or other title retention agreement, capitalized lease or other security interest or agreement granting or conveying security title to or a security interest in real property or other tangible assets.

“Senior Executive Group” means, collectively, our Chairman, President, Chief Executive Officer, Chief Operating Officer, Senior Vice Presidents and Executive Vice Presidents.

“Subsidiary” means:

•	any corporation, partnership, joint venture, limited liability company or other entity the majority of the shares of the nonvoting capital stock or other equivalent ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by us and/or any other Subsidiary or Subsidiaries, and the majority of the shares of the voting capital stock or other equivalent ownership of which (except for disqualifying shares) are at the time directly or indirectly owned by us, any Subsidiary and/or one or more individuals of the Senior Executive Group (or, in the event of death or disability of any of such individuals, his/her respective legal representative(s)), or such individuals’ successors in office as one of our officers; and

•	any other entity the accounts of which are consolidated with our accounts.

“Total Assets” as of any date means the sum of:

•	Undepreciated Real Estate Assets; and

•	all of our and our Subsidiaries’ other assets determined in accordance with GAAP (but excluding accounts receivable and intangibles).

“Total Unencumbered Assets” means Total Assets minus the value of any of our and our Subsidiaries’ properties that are encumbered by any mortgage, charge, pledge, lien, security interest or other encumbrance of any kind, including the value of any stock of any Subsidiary that is so encumbered. For purposes of this definition, the value of each property shall be equal to the purchase price or cost of each such property and the value of any stock subject to any encumbrance shall be determined by reference to the value of the properties owned by the issuer of such stock.

“Undepreciated Real Estate Assets” as of any date means the amount of our and our Subsidiaries’ real estate assets (original cost plus capital improvements) on such date, before depreciation and amortization determined on a consolidated basis in accordance with GAAP.

“Unsecured Debt” means any of our or our Subsidiaries’ Debt that is not Secured Debt.

Optional Redemption

      The notes will be redeemable at our option, in whole or in part, at any time and from time to time at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined herein) plus basis points.

      In each case we will pay accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

      “Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of such notes.

      “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

      “Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time.

      “Reference Treasury Dealer” means each of Banc of America Securities LLC and Salomon Smith Barney, Inc. and their respective successors, and two other firms that are primary U.S. Government securities dealers (each, a “Primary Treasury Dealer”) that we specify from time to time; provided, however, that if any of them ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer.

      “Reference Treasury Dealer Quotations” means, with respect the each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

      “Treasury Rate” means, with respect to any redemption date, the rate per year equal to: (1) the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

      Notice of redemption will be mailed as least 30 days but not more than 60 days before the redemption date to each holder of record of the notes to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, the amount of the notes to be redeemed, the redemption date, the redemption price and the place or places that payment will be made upon presentation and surrender of notes to be redeemed. Unless we default in the payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption at the redemption date.

      If less than all of the notes are to be redeemed, we will notify the trustee at least 45 days prior to giving notice of redemption (or such shorter period as is satisfactory to the trustee) of the aggregate principal amount of notes to be redeemed and their redemption date. The trustee shall select, in the manner it deems fair and appropriate, notes to be redeemed in whole or in part.

Modification and Waiver

      Under the indenture, some of our rights and obligations and some of your rights may be modified or amended with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. The following modification and amendments will not be effective against any holder without its consent:

•	a change in the stated maturity date of any payment of principal or interest;

•	a reduction in payments due on notes;

•	a change in the place of payment or currency in which any payment on the notes is payable;

•	a limitation of a holder’s right to sue us for the enforcement of certain payments due on the notes;

•	a reduction in the percentage in principal amount of outstanding debt securities required to consent to a modification or amendment of the indenture, or waiver;

•	a reduction in the requirements for quorum or voting; and

•	a modification of any of the foregoing requirements.

      Under the indenture, the holders of a majority in aggregate principal amount of the outstanding notes may, on behalf of all holders:

•	waive compliance by us with certain restrictive covenants of the indenture; and

•	waive any past default under the indenture, except:

–	a default in the payment of the principal of or any premium or interest on the notes; or

–	a default under any provision of the indenture which itself cannot be modified or amended without the consent of each of the holders of the notes.

Events of Default

      “Event of Default,” when used in the indenture with respect to the notes, means any of the following:

•	failure to pay interest on the notes for 30 days after payment is due;

•	failure to pay the principal of or any premium on the notes when due;

•	failure to perform, or breach of, any covenant in the indenture that applies to the notes for 60 days after we have received written notice of the failure to perform in the manner specified in the indenture;

•	default with respect to over $10 million of recourse debt, or with respect to over $10 million under any mortgage, lien or other similar encumbrance, indenture or instrument, including the indenture, which secures any debt or borrowed money, and which results in acceleration of the maturity of the outstanding principal amount of the debt unless such acceleration is rescinded or the debt is discharged; or

•	certain events in bankruptcy, insolvency or reorganization.

      If an Event of Default for the notes occurs and continues, the trustee or the holders of a least 25% in aggregate principal amount of the outstanding notes may declare the entire principal of all the notes to be due and payable immediately. If such a declaration has been made, the holders of a majority of the aggregate principal amount of the outstanding notes can, subject to certain conditions, rescind the declaration.

      An Event of Default for the notes does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture. The indenture requires us to file an officers’ certificate with the trustee each year that states that defaults do not exist under the terms of the indenture. The trustee may withhold notice to the holders of the notes of any default, except defaults in the payment of principal, premium or interest, if it determines in good faith such withholding to be in the best interests of the holders.

      Other than its duties in the case of default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnification that is reasonably satisfactory to the trustee. If reasonable indemnification is provided, then, subject to certain other rights of the trustee, the holders of a majority in principal amount of the outstanding notes may, with respect to the notes, direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; or

•	exercising any trust or power conferred upon the trustee;

provided that:

•	such directions do not conflict with any rule of law or the indenture;

•	the trustee may take any other action it deems proper that is not inconsistent with such directions; and

•	the trustee need not take any action that might involve it in personal liability or be unduly prejudicial to the holders of notes who do not join the requesting holders discussed above.

      The holder of a note will have the right to begin any proceeding with respect to the indenture or for any remedy only if:

•	the holder has previously given the trustee written notice of a continuing Event of Default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request of, and offered reasonable indemnification to, the trustee to begin such proceeding;

•	the trustee has not started such proceeding within 60 days after receiving the request; and

•	the trustee has not received directions inconsistent with such request from the holders of a majority in aggregate principal amount of the outstanding notes during those 60 days.

      However, the holder of any note will have an absolute right to receive payment of principal of and any premium and interest on the note when due and to institute suit to enforce such payment.

Discharge, Defeasance and Covenant Defeasance

      We are permitted, at our option, to discharge certain obligations to holders of any notes that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year). We must irrevocably deposit with the trustee funds in an amount sufficient to pay the entire debt on such notes in respect of the principal, premium, if any, and interest to the date of deposit (if the notes become due and payable) or to the stated maturity or redemption date, as case may be.

      The indenture provides that we may elect either (1) to defease and be discharged from any and all obligations with respect to the notes (with certain exceptions) or (2) to be released from our obligations with respect to such notes under the indenture and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to the notes, in either case upon the irrevocable deposit by us with the trustee of an amount in the currency in which the notes are payable at stated maturity or Government Obligations, or both, applicable to the notes that through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and interest on the notes on the scheduled due dates therefor.

      We may establish such trust if, among other things, we have delivered to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based on a ruling of the Internal Revenue Service or a change in an applicable federal income tax law occurring after the date of the indenture. In the event of such defeasance, the holders of the notes would thereafter be able to look only to such trust fund for payment of principal, premium, if any, and interest.

      “Government Obligations” means securities that are (1) direct obligations of the United States or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of the depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

Global Notes

      The notes will be issued in the form of one or more registered notes in book-entry form, referred to as global notes. Each global note will be registered in the name of a nominee of DTC, as depositary, and will be deposited with DTC or its nominee or custodian.

      Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s same-day funds settlement system.

      We expect that on the issuance of a global note DTC or its custodian will credit on its internal system the respective principal amount of the individual beneficial interest represented by such global note to the accounts of its participants. Such accounts initially will be designated by or on behalf of the underwriters.

Ownership of beneficial interests in a global note will be shown on, and the transfer of those ownership interests will be effected through, records maintained by DTC or its nominee (with respect to interests of participants) or by any such participant (with respect to interests of persons held by such participants on their behalf).

      DTC holds securities that its direct participants deposit with DTC. DTC also facilitates settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and some other organizations.

      DTC is owned by a number of direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to DTC’s system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which DTC refers to as “indirect participants.” The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

      Beneficial owners will not receive written confirmation from DTC of their purchase. However, beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in notes, except in the event that use of the book-entry system for the notes is discontinued.

      The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive certificated form. Such laws may impair the ability to own, transfer or pledge beneficial interest in a global note.

      Interests in a global note will be exchanged for notes in certificated form only if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary for such global note or has ceased to be qualified to act as such or if at any time such depositary ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 60 days;

•	an event of default under the indenture with respect to the notes has occurred and is continuing; or

•	we, in our sole discretion, determine at any time that the notes will no longer be represented by a global note.

      Upon the occurrence of such an event, owners of beneficial interests in such global note will receive physical delivery of notes in certificated form. All certificated notes issued in exchange for an interest in a global note or any portion thereof will be registered in such names as DTC directs. Such notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 and will be in registered form only, without coupons.

      So long as the depositary for the global note, or its nominee, is the registered owner of the global note, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture. Except as described above, beneficial owners will not:

•	be entitled to have notes represented by the global note registered in their names;

•	receive, or be entitled to receive, physical delivery, of notes in definitive certificated form; and

•	be considered the owners or holders thereof under the indenture.

      To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. We understand that DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping accounts of their holders on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Unless and until it is exchanged in whole or in part for notes in definitive form, no global note may be transferred except as a whole by DTC or its nominee.

      We will make all payments of principal of and interest on the notes through the trustee or a paying agent to DTC. We will send all required reports and notices solely to DTC as long as DTC is the registered holder of the global notes. Neither we, the trustee, nor the paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

      We have been advised that DTC will credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the paying agent on the payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the paying agent, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is either our responsibly or the responsibility of the paying agent. Disbursement of these payments to direct participants is the responsibility of DTC. Disbursement of these payments to the beneficial owners is the responsibly of direct and indirect participants.

      We cannot assure you that DTC will distribute payments on the notes made to DTC or its nominee as the registered owner or any redemption or other notices to the participants, or that the participants or others will distribute the payments or notices to the beneficial owners, or that they will do so on a timely basis, or that DTC will serve and act in the manner described in this prospectus supplement. Beneficial owners should make appropriate arrangements with their broker or dealer regarding distribution of information regarding the notes that may be transmitted by or through DTC.

      Neither DTC nor Cede & Co. will consent or vote with respect to notes. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date, identified in a listing attached to the omnibus proxy.

      The descriptions of the operations and procedures of DTC set forth above are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither the underwriters nor we take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

      According to DTC, the foregoing information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind. We have obtained the information in this section concerning DTC and DTC’s book-entry system from sources that we believe are reliable. However, we take no responsibility for the accuracy of this information.

      DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

Information Concerning the Trustee

      LaSalle Bank, N.A. is the trustee under the indenture that governs the notes. Subject to the provisions of the Trust Indenture Act of 1939, the trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of the notes unless the holder offers the trustee reasonable indemnity against the costs, expenses and liabilities which might result. The trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in performing its duties if the trustee reasonably believes that it is not reasonably assured of repayment or adequate indemnity.

      LaSalle Bank, N.A. also acts as trustee for our 7.5% notes due 2004, our 7.625% notes due 2007 and our 7.75% notes due 2011.

FEDERAL INCOME TAX CONSIDERATIONS

General

      The following general discussion summarizes certain of the material federal income tax considerations to holders of the notes. This discussion is a summary for general information only and does not consider all aspects of federal income tax that may be relevant to the purchase, ownership and disposition of the notes by a prospective investor in light of the investor’s personal circumstances.

      This discussion is limited to the federal income tax consequences relevant to a beneficial owner purchasing notes pursuant to the offering, and, except as otherwise described herein, who is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate or trust, the income of which is subject to federal income tax regardless of its source or (iv) a trust whose administration is under the primary supervision of a U.S. court and for which a U.S. person has authority to make all substantive decisions (together, a “U.S. Holder”). Except as expressly described herein, this discussion does not address the tax consequences to a holder that is not a U.S. Holder (a “Non-U.S. Holder”). This discussion also does not address the federal income tax consequences of ownership of notes not held as capital assets, or the federal income tax consequences to investors subject to special treatment under the federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrift institutions, insurance companies or other financial institutions, persons that hold the notes as part of a “straddle,” a “hedge” against currency risk or a “conversion transaction,” persons that have a “functional currency” other than the U.S. dollar, and investors in pass-through entities. Moreover, this discussion does not address the effect of any applicable state, local or foreign tax law. ACCORDINGLY, EACH PERSON CONSIDERING THE PURCHASE OF A NOTE IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR CONCERNING THE APPLICATION OF FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO ITS PARTICULAR SITUATION.

      This discussion is based on the Internal Revenue Code of 1986, as amended, (the “Code”), existing and proposed regulations thereunder, and current administrative rulings and court decisions. All of the foregoing is subject to change, possibly on a retroactive basis, which could affect the continuing validity of this discussion.

Taxation of Holders of the Notes

      Payments of Stated Interest. The stated interest on a note will be taxable to a U.S. Holder as ordinary interest income either at the time it accrues or is received, depending on the U.S. Holder’s method of accounting for federal income tax purposes. The notes will not be issued with original issue discount.

      Tax Basis. A U.S. Holder’s initial tax basis in a note will be equal to the purchase price paid by the U.S. Holder for the note.

      Sale or Redemption. Unless a nonrecognition provision applies, the sale, exchange, redemption (including pursuant to an offer by Shurgard) or other disposition of a note will be a taxable event for federal income tax purposes. In that event, a U.S. Holder will recognize gain or loss equal to the difference between (1) the amount of cash plus the fair market value of any property received upon such sale, exchange, redemption or other taxable disposition (other than in respect of accrued and unpaid interest thereon) and (2) the U.S. Holder’s adjusted tax basis therein. The gain or loss generally should be capital gain or loss and will be long-term capital gain or loss if the note had been held by the U.S. Holder for more than one year at the time of the sale, exchange, redemption or other disposition.

      Backup Withholding. A U.S. Holder of notes may be subject to “backup withholding” with respect to certain “reportable payments,” including interest payments and, under certain circumstances, principal payments on the notes. The rate for backup withholding is 30% for 2003, 29% for 2004 and 2005, and 28% for 2006 and later years, subject to a scheduled increase after 2010. These backup withholding rules apply if the U.S. Holder, among other things, (1) fails to furnish a social security number or other taxpayer identification number, certified under penalties of perjury, within a reasonable time after the request therefor, (2) furnishes an incorrect taxpayer identification number, (3) fails to report interest properly, or (4) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number furnished is the correct number and that the U.S. Holder is not subject to backup withholding. A U.S. Holder who does not provide Shurgard with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is creditable against the U.S. Holder’s federal income tax liability, provided that the U.S. holder furnishes the required information to the Internal Revenue Service. Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations and tax-exempt organizations, provided that they properly establish their exemption from backup withholding.

      Shurgard will report to the U.S. Holders of notes and to the Internal Revenue Service the amount of any “reportable payments” for each calendar year and the amount of tax withheld, if any, with respect to those payments.

Certain U.S. Tax Consequences to Non-U.S. Holders

      General. The following is a general discussion of certain federal income tax consequences of the acquisition, ownership and disposition of the notes by a Non-U.S. Holder. This discussion does not address tax consequences arising under the laws of any foreign, state or local jurisdiction. The tax treatment of Non-U.S. Holders of the notes may vary depending on their particular situations. Certain Non-U.S. Holders (including insurance companies, tax-exempt organizations, financial institutions and broker-dealers) may be subject to special rules not discussed below. Prospective investors who are Non-U.S. Holders are urged to consult their tax advisors regarding the federal tax consequences of acquiring, holding and disposing of the notes, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

      Interest on Notes. Interest paid by Shurgard to a Non-U.S. Holder will not be subject to federal income or withholding tax if (1) the interest is not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, (2) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Shurgard entitled to vote, (3) the Non-U.S. Holder is not a controlled foreign corporation with respect to which Shurgard is a “related person” within the meaning of the Code, (4) the Non-U.S. Holder is not a bank receiving interest on a loan entered into in the ordinary course of its business, and (5) the Non-U.S. Holder provides a statement to the last U.S. payor in the chain of payment prior to payment to the Non-U.S. Holder containing the name and address of the Non-U.S. Holder and certifying, under penalties of perjury, that the Non-U.S. Holder is not a U.S. person. The statement referred to in clause (5) above may be made on a U.S. Treasury Form W-8BEN (or W-8IMY, as appropriate), and the beneficial owner must update the statement in the event of any change in the information on the statement within 30 days of the change. If a note is held through a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, the financial institution must (a) provide a statement to the last U.S. payor in the chain of payment prior to payment to the Non-U.S. Holder, signed under penalties of perjury, that a Form W-8BEN (or W-8IMY, as appropriate) has been received from the Non-U.S. Holder by it or by another financial institution between it and the Non-U.S. Holder and (b) furnish the payor with a copy thereof.

      In the case of notes held by a partnership, the certification described above must be provided by the partners rather than by the partnerships, and the partnership must provide certain information, including a U.S. taxpayer identification number. A look-through rule applies in the case of tiered partnerships. Non-U.S. Holders are urged to consult their own tax advisors regarding the new regulations.

      Except to the extent that an applicable treaty provides otherwise, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder with respect to interest if the interest income is effectively connected with a U.S. trade or business of the Non-U.S. Holder. Effectively connected interest received by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional federal “branch profits tax” at a 30% rate (or, if applicable, a lower treaty rate). Even though this effectively connected interest is subject to federal income tax, and may be subject to the federal branch profits tax, it is not subject to withholding tax if the Non-U.S. Holder delivers U.S. Treasury Form W-8ECI (or a successor form) annually to the payor.

      Gain on Disposition of Notes. A Non-U.S. Holder generally will not be subject to federal income tax on any gain recognized on a disposition of a note unless (1) the gain is effectively connected with the conduct of a trade or business within the United States of the Non-U.S. Holder or, if a tax treaty applies, attributable to a permanent establishment maintained in the United States by the Non-U.S. Holder or (2) the Non-U.S. Holder is an individual who holds the note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met. If the individual Non-U.S. Holder falls under clause (2) above, he or she will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. capital losses (notwithstanding the fact that he or she is not considered a resident of the United States). If a Non-U.S. Holder that is a foreign corporation falls under clause (1) above, it will be taxed on its gain under regular graduated federal income tax rates and will, under certain circumstances, be subject to branch profits tax at a 30% rate or any lower rate as may be specified by an applicable income tax treaty.

      Information Reporting and Backup Withholding. Shurgard must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of interest paid to the Non-U.S. Holder and the amount of any tax withheld. These information reporting requirements apply regardless of whether withholding is required. Copies of the information returns reporting the interest may also be made available to the tax authorities of the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

      In the case of payments of interest to Non-U.S. Holders, the backup withholding tax and information reporting requirements will not apply to those payments with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established, provided that neither Shurgard nor any agent of Shurgard for withholding purposes has actual knowledge that the Holder is a U.S. person or that the conditions of any other exemption are not in fact satisfied. These information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a Non-U.S. Holder on the disposition of the notes by or through a U.S. office of a U.S. or foreign broker, unless the Non-U.S. Holder certifies to the broker under penalties of perjury as to its name, address and status as a foreign person or the Non-U.S. Holder otherwise establishes an exemption, absent actual knowledge that the payee is a U.S. person. The information reporting requirement, but not backup withholding, will also apply to a payment of the proceeds of a disposition of the notes by or through a foreign office of a U.S. broker or foreign brokers with certain types of relationships to the United States, unless the broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payments that the broker is required to report if the broker has actual knowledge that the payee is a U.S. person.

      Backup withholding is not an additional tax. The Internal Revenue Service may refund or credit against the Non-U.S. Holder’s federal income tax liability any amounts withheld under the backup withholding rules, provided that the Non-U.S. Holder furnishes the required information to the Internal Revenue Service.

UNDERWRITING

      Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, Banc of America Securities LLC and Salomon Smith Barney Inc. have agreed to purchase, and we have agreed to sell to Banc of America Securities LLC and Salomon Smith Barney Inc. the principal amount of notes set forth opposite their names below.

Principal
Underwriters	Amount of Notes

Banc of America Securities LLC	$
Salomon Smith Barney Inc.
Banc One Capital Markets, Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Deutsche Bank Securities Inc.
Scotia Capital (USA) Inc.
U.S. Bancorp Piper Jaffray Inc.

Total	$

      The underwriting agreement provides that the obligation of the underwriters to purchase the notes included in this offering is subject to approval of certain legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if any of the notes are purchased.

      We have been advised by the representatives of the underwriters that the underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of      % of the principal amount of the notes. The underwriters may allow, and such dealers may re-allow, a concession not in excess of      % of the principal amount of the notes to certain other dealers. After the initial public offering, representatives of the underwriters may change the offering price and other selling terms.

      We estimate that our share of the total expenses of this offering, excluding the underwriting discount, will be approximately $150,000.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

      The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

      In connection with the offering of the notes, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the notes. The underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities at any time without notice.

      The underwriters and their affiliates have provided and in the future may continue to provide investment banking and other financial services to us in the ordinary course of business for which they have received and will receive customary compensation.

      Bank of America, N.A., an affiliate of Banc of America Securities LLC, an underwriter in this offering, is the agent and a lender under our revolving credit facility. Bank of America, N.A. is also the agent and an investor in the trust that holds the properties subject to our tax retention operating leases, and as such receives distributions from the trust. Bank One, N.A., an affiliate of Banc One Capital Markets, Inc., an underwriter in this offering, is a lender under our revolving credit facility and a lender in the trust that holds the properties subject to our tax retention operating leases, and as such receives distributions from the trust. The Bank of Nova Scotia, an affiliate of Scotia Capital (USA) Inc., an underwriter in this offering, is a lender under our revolving credit facility and an investor in the trust that holds the properties subject to our tax retention operating leases, and as such receives distributions from the trust. U.S. Bank, N.A., an affiliate of U.S. Bancorp Piper Jaffray Inc., an underwriter in this offering, is a lender under our revolving credit facility and an investor in the trust that holds the properties subject to our tax retention operating leases, and as such receives distributions from the trust. Affiliates of the underwriters that are lenders under our revolving credit facility or investors in the trust that holds the properties subject to our tax retention operating leases will receive a portion of the net proceeds of the offering that are used to repay amounts borrowed under the revolving credit facility and to purchase properties held by such trust. Because more than 10% of the net proceeds from this offering may be paid to affiliates of the underwriters, the offering is being conducted in accordance with Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

EXPERTS

      The financial statements and the related financial statement schedule incorporated in this prospectus supplement by reference from the Company’s annual report on Form 10-K for the year ended December 31, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance on the report of such firm given on their authority as experts in accounting and auditing.

LEGAL MATTERS

      Certain legal matters will be passed on for us by Perkins Coie LLP, Seattle, Washington, as our securities and tax counsel. Certain legal matters will be passed on for the underwriters by King & Spalding LLP. King & Spalding LLP will rely on Perkins Coie LLP as to matters of Washington law.

PROSPECTUS

$500,000,000

Shurgard Storage Centers, Inc.

Class A Common Stock

Preferred Stock

Debt Securities

         We will provide the specific terms for each of these securities in supplements to this prospectus. You should read carefully this prospectus and any supplement before you invest.

      Our common stock is quoted on the New York Stock Exchange under the symbol “SHU.”

      Investing in the securities we may offer involves various risks. The risks associated with an investment in our company are discussed beginning at page 5. Additional risks associated with an investment in our company as well as with the particular types of securities will be described in the related prospectus supplement.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 8, 2002.

      You should rely only on the information incorporated by reference or provided in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any accompanying prospectus supplement and the documents incorporated by reference is accurate as of any date other than their respective dates.

Summary	1
How to Obtain More Information	3
Note Regarding Forward-looking Statements	4
Risk Factors	5
Selected Financial Information	10
Ratio of Earnings to Fixed Charges	13
Use of Proceeds	14
General Description of Securities	14
Description of the Common Stock	15
Description of the Preferred Stock	17
Description of the Debt Securities	18
Restrictions on Transfers of Capital Stock; Excess Stock	23
Federal Income Tax Considerations	25
Plan of Distribution	35
ERISA Considerations	35
Legal Matters	37
Experts	37

SUMMARY

      The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in, or incorporated by reference into, this prospectus and any accompanying prospectus supplement. To understand the terms of our securities, you should read carefully this prospectus with the attached prospectus supplement. Together, these documents describe the specific terms of the securities we are offering. You should also read the documents listed below in “How to Obtain More Information” for information about our company and our financial statements. In this prospectus, the words “we,” “our,” “ours” and “us” refer to Shurgard Storage Centers, Inc. and its subsidiaries, joint ventures and predecessors, unless the context indicates otherwise. The following summary contains basic information about the offering.

Shurgard

      We are a real estate investment trust (REIT) that develops, acquires, owns and manages self storage centers and related operations. Our self storage centers offer easily accessible storage space for personal and business uses. Our strategy is to be the global leader in storage products and services by offering high quality, conveniently located and secure self storage and a high level of customer service. This strategy enables us to position ourselves as a premium-priced storage provider in our target markets. We believe that our focus on quality and consistency enables us to strengthen further awareness of the Shurgard brand, obtain repeat business and differentiate ourselves from our competitors. We seek to own and operate self storage centers that are located in major metropolitan areas along retail and high-traffic corridors. We are one of the four largest operators of self storage centers in the United States and one of the few that has successfully developed a recognizable brand name. Our self storage centers are clearly identifiable because of the trademark “lighthouse” structure at the entrance to most of our properties.

      As of September 30, 2002, we operated a network of 547 storage centers and two business parks located throughout the United States and in Europe. Of these properties, we own or lease, directly and through our subsidiaries and joint ventures, 520 properties containing approximately 33.3 million net rentable square feet. Of the 520 properties, 436 are located in 21 states in the U.S. and 84 are located in Europe. We also manage for third parties 27 self storage centers containing approximately 1.5 million net rentable square feet. For the year ended December 31, 2001, our domestic properties had a weighted average annual net rentable square foot occupancy rate of 83% and a weighted average annual rent per net rentable square foot of $11.47. For the nine months ended September 30, 2002, our domestic properties had a weighted average net rentable square foot occupancy rate of 80% and a weighted average rent per net rentable square foot of $11.52.

      We were incorporated in Delaware on July 23, 1993 and began operations through the consolidation on March 1, 1994 of 17 publicly held real estate limited partnerships that were sponsored by Shurgard Incorporated. On March 24, 1995, Shurgard Incorporated merged with and into us, and we became self-administered and self-managed. In May 1997, we reincorporated in the state of Washington.

The Securities We May Offer

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, we may offer from time to time up to $500,000,000 of the following securities

•	class A common stock;

•	preferred stock; and

•	debt securities.

      This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that describes the specific amounts, prices and terms of the securities we offer. The prospectus supplement also may add, update or change information contained in this prospectus.

      We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We and our agents reserve the sole right to accept or reject in whole or in part any proposed purchase of securities. The prospectus supplement, which we will provide to you each time we offer securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the securities, and any applicable fee, commission or discount arrangements with them. See “Plan of Distribution.”

Common Stock

      We may issue our class A common stock, $0.001 par value per share. Holders of class A common stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Holders of class A common stock are entitled to receive dividends declared by the board of directors, subject to the rights of preferred shareholders.

Preferred Stock

      We may issue our preferred stock, $0.001 par value per share, in one or more series. Our board of directors will determine the dividend, voting, conversion and other rights of the series being offered and the terms and conditions of its offering and sale.

Debt Securities

      We may offer unsecured general obligations of our company, which may be senior debt securities or subordinated debt securities. The senior debt securities will have the same rank as all our other unsecured, unsubordinated debt. The subordinated debt securities will be entitled to payment only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made. The debt securities will be issued under an indenture between us and the trustee or trustees we name in the prospectus supplement. We have summarized general features of the debt securities from the indentures, which are or will be exhibits to the registration statement of which this prospectus is a part.

HOW TO OBTAIN MORE INFORMATION

      We file reports, proxy statements and other information with the SEC. You may read any document we file at the SEC’s public reference rooms in Washington, D.C., Chicago, Illinois and New York, New York. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference rooms. You may also read our filings at the SEC’s Web site at http://www.sec.gov.

      We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended. This prospectus does not contain all the information in the registration statement. We have omitted parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, as amended, including exhibits, at the SEC’s public reference facilities or Web site. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

      The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

•	our annual report on Form 10-K for the year ended December 31, 2001, filed on March 29, 2001, Commission File No. 0-11455;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2002, filed on May 9, 2002, Commission File No. 0-11455;

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2002, filed on August 7, 2002, Commission File No. 0-11455;

•	our quarterly report on Form 10-Q for the quarter ended September 30, 2002, filed on November 5, 2002, Commission File No. 0-11455;

•	our current reports on Form 8-K filed on June 21, 2002, June 25, 2002 and June 27, 2002, Commission File No. 0-11455;

•	the description of the class A common stock in our registration statement on Form 8-A filed on April 19, 1995, as amended by amendment No. 1 on Form 8-A/ A filed on April 26, 1995, under Section 12(g) of the Exchange Act, Commission File No. 001-11455;

•	the description of the preferred share purchase rights in our registration statement on Form 8-A filed on April 19, 1995, as amended by Amendment No. 1 on Form 8-A/ A filed on April 26, 1995, under Section 12(g) of the Exchange Act, Commission File No. 001-11455;

•	the description of the 8.70% series C cumulative redeemable preferred stock in our registration statement on Form 8-A filed on December 4, 1998, under Section 12(b) of the Exchange Act, Commission File No. 001-11455; and

•	the description of the 8.75% series D cumulative redeemable preferred stock in our registration statement on Form 8-A filed on February 23, 2001, under Section 12(b) of the Exchange Act, Commission File No. 001-11455.

      You may obtain copies of these documents, other than exhibits, free of charge by contacting our corporate secretary at our principal offices, which are located at 1155 Valley Street, Suite 400, Seattle, Washington 98109, telephone number (206) 624-8100.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. All statements other than statements of historical fact that we make in this prospectus or in any document incorporated by reference are forward-looking. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other terminology. These statements are only predictions. Forward-looking statements are inherently uncertain. Our actual results may differ significantly from our expectations. The sections entitled Risk Factors that appear in this prospectus and our Annual Report on Form 10-K describe some, but not all, of the factors that could cause these differences.

      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate after the date on the front of the document.

RISK FACTORS

Real Estate Investment Risks

      Legislation or changes in accounting regulations or interpretations relating to such matters as special purpose entities, guarantees and capitalization of certain development overhead costs could substantially affect our financial reporting. We may be affected by legislation or changes in regulations or interpretations regarding certain accounting standards applied to our operations and certain of our existing financial and joint venture structures. The Financial Accounting Standards Board (FASB) has issued an exposure draft on special purpose entities that could, if adopted as proposed, result in the consolidation of the assets, liabilities and operations of trusts used in connection with our tax retention operating leases and of our European entities for which we currently record a more limited minority interest. Another exposure draft includes proposals on guarantees of obligations that, if adopted as proposed, could require guarantees that we utilize with our tax retention operating leases and certain unconsolidated joint venture developments to be recorded as a liability on our balance sheet instead of being reported in a footnote to our financial statements. These changes could have a corresponding material adverse effect on various of our financial ratios and other financial and operational indicators unless we were to restructure these arrangements, a process that could potentially result in less favorable terms. A further proposed change relating to capitalization of certain development overhead costs could also affect the accounting for our expenses and net income. We are not able to predict the outcome of the proposed interpretations or rule changes.

      We have significant real estate holdings that can be difficult to sell in unfavorable economic conditions and that can have unpredictable decreases in value. Our primary business involves owning real estate-related assets and operating self storage centers. Real estate investments can be difficult to sell, especially when economic conditions are unfavorable. This makes it difficult for us to vary our investment portfolio and to limit our risk when economic conditions change. Decreases in market rents, negative tax, real estate, and zoning law changes, and changes in environmental protection laws can also lower the value of our investments and decrease our income.

      Our real estate development and acquisition activities can result in unforeseen liabilities and increases in costs. We may develop our current properties or acquire more properties. Real estate development involves risks in addition to those involved in owning and operating existing properties. For example, we must hire contractors or subcontractors to develop the properties. Problems can develop with these relationships, including contract and labor disputes, unforeseen property conditions that require additional work, and construction delays. These problems can increase construction and other costs and delay the date when tenants can occupy the property and pay us rent. Properties that we acquire may not meet our performance expectations, including projected occupancy and rental rates, and we may have overpaid for acquisitions. Failure of our properties to perform as expected or unforeseen significant capital improvements could decrease our cash flow. We may also have underestimated the cost of improvements needed for us to market a property effectively, requiring us to pay more to complete a project. If one or more of these events were to occur, we could have difficulty meeting our repayment obligations and making our expected distributions to shareholders.

      We focus almost exclusively on self storage businesses, which makes us vulnerable to changes in the profitability of self storage properties. Our investments focus on self storage and similar businesses and related real estate interests. We do not expect to have substantial interests in other real estate investments or businesses to hedge against the risk that national trends might decrease the profitability of our self storage-related investments.

      We would have great difficulty acquiring or developing properties without access to financing. Fluctuations in market conditions or in our operating results may cause us to violate the covenants of our existing credit facilities. If we cannot access our existing financing sources, we may have to obtain equity and/or debt financing in order to develop and acquire properties. If we obtain financing by issuing additional capital stock, we could dilute the ownership of the existing shareholders. Banks or other lenders might refuse to lend us money to finance acquisitions or development, or might charge interest rates that are too high to allow us to develop and acquire new properties. If the cash flows generated from the new investment are less than the distributions payable to the new shareholders or the repayment obligations to the lender, we may have difficulty meeting our overall repayment obligations and making expected distributions to our shareholders.

      We do not have experience or expertise in all types of investments that we might make. Although we invest primarily in self storage properties, we may also invest in other commercial ventures if our board of directors specifically approves such investments. We have no present plans to make any such investments. If we invest in other forms of real estate, we might lack the experience and expertise necessary to manage and operate those properties effectively. We might also be unfamiliar with local laws, procedures and practices, or in the operation of such other investments, reducing income or creating losses from such investments.

      Our indirect investments may result in liability against which we cannot protect. We have and may continue to make participating mortgages or acquire equity interests in partnerships, joint ventures or other legal entities that have invested in real estate. Our bylaws require that we satisfy several conditions before we make these indirect investments, including that the joint investment not jeopardize our eligibility to be taxed as a REIT or result in our becoming an investment company under the Investment Company Act of 1940, as amended. These investments carry risks that are not present when we invest directly in real estate, including the risk that we may not control the legal entity that has title to the real estate, the possibility that the enterprise in which we invest has liabilities that are not disclosed at the time of the investment, and the possibility that our investments are not easily sold or readily accepted as collateral by our lenders.

      We have strong competitors in the self storage market that may have better resources and other advantages over us. We must compete in every market in which our stores are located except in continental Europe and Sweden. Our competitors include national, regional and many local self storage operators and developers. Entry into the self storage business by acquiring existing properties is relatively easy for persons or entities with the required initial capital. Competition may increase if available funds for investment in real estate increase. Some of our competitors may have more resources than we do, including better access to financing, greater cash reserves, and less demanding rules governing distributions to shareholders. Some competitors may have lower prices or better locations than ours or other advantages. Local market conditions will play a significant part in how competition affects us; additional competition has lowered occupancy levels and rental revenue of our self storage properties in specific markets from time to time. For example, from the first quarter of 2001 to the first quarter of 2002, occupancy of our properties in the Florida market, where additional self storage facilities had been opened, dropped 7.7% resulting in decreased revenue of approximately $48,000.

      We face possible liability for environmental cleanup costs and damages for contamination related to our properties. Because we own and operate real property, various federal, state and local laws might impose liability on us for the costs of removing or remediating various hazardous substances released on or in our property. The principal federal laws that could affect us are the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act; state and local governments have also adopted separate but similar environmental laws and regulations that vary from state to state and locality to locality. These laws may impose liability whether or not we knew of or caused the release. We obtain environmental assessment reports on the properties we own or operate as we deem appropriate. These reports have not revealed any environmental liability or compliance concerns that we believe would materially adversely affect our financial condition or results of operations. However, the environmental assessments that we have undertaken might not have revealed all potential environmental liabilities or claims for such liabilities. The presence of hazardous substances on a property or the failure to meet environmental regulatory requirements may materially adversely affect our ability to use or sell the property, or to use the property as collateral for borrowing, and may cause us to incur substantial remediation or compliance costs. In addition, if hazardous substances are located on or released from one of our properties, we could incur substantial liabilities through a private party personal injury claim, a claim by an adjacent property owner for property damage or a claim by a governmental entity for other damages. This liability may be imposed on us under environmental laws or common-law principles. It is also possible that future laws, ordinances or regulations will impose material environmental liability on us, that the current environmental conditions of properties we own or operate will be affected by other properties in the vicinity or by the actions of third parties unrelated to us or that our tenants will violate their leases by introducing hazardous or toxic substances into the properties we own or manage and expose us to liability under federal or state environmental laws. The costs of defending these claims, conducting this environmental remediation or responding to such changed conditions could materially adversely affect our financial condition and results of operations.

      We must comply with the Americans with Disabilities Act and fire and safety regulations, which can require significant expenditures. All our properties must comply with the Americans with Disabilities Act and with the related regulations, rules and orders commonly referred to as the ADA. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities,” but generally requires that buildings be made accessible to persons with disabilities. A failure to comply with the ADA could result in the U.S. government imposing fines on us and awarding damages to individuals affected by the failure. In addition, we must operate our properties in compliance with numerous local fire and safety regulations, building codes and other land use regulations. Compliance with these requirements can require us to spend substantial amounts of money, which would reduce cash otherwise available for distribution to shareholders. Failure to comply with these requirements can also affect the marketability of the properties.

      Property taxes can increase and cause a decline in yields on investments.Each of our properties is subject to real property taxes. These real property taxes may increase in the future as property tax rates change and as our properties are assessed or reassessed by tax authorities. Depending on local market conditions, we may not be able to offset the tax increases through increases in rents or other income, reducing the amount available for distribution to our shareholders.

      We face potential underinsured losses on our investments. We maintain title and other property-related insurance on all our properties. We exercise discretion in determining amounts, coverage limits and deductibility provisions of title, casualty and other insurance relating to our properties, based on appraisals and our purchase price for such property, in each case to obtain appropriate insurance coverage at a reasonable cost and on suitable terms. We currently carry the following insurance coverage: (1) commercial general liability insurance, covering up to a general aggregate of $60,000,000, with a deductible of $50,000 (2) property insurance, covering up to an aggregate of $50,000,000, with deductibles of $5,000 or $20,000 under certain circumstances, and a $50,000 deductible in the case of flood damage; and (3) boiler & machinery insurance, covering up to $10,000,000 of direct damages with a $20,000 deductible. Depending on the type of the insurance, and subject to deductibles and coverage limits, Shurgard either receives direct payment of the replacement value of losses or tenders the defense of a claim to the insurance carrier. This might mean that, in the event of a loss, our insurance coverage would not pay the full current market value or current replacement cost of our lost investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also increase the replacement cost of a facility after it has been damaged or destroyed. In that case the insurance proceeds that we receive might not be enough to restore us to our economic position with respect to the property.

      Terrorist attacks and the possibility of wider armed conflict may have an adverse effect on our business and operating results and could decrease the value of our assets. Terrorist attacks and other acts of violence or war, such as those that took place on September 11, 2001, could have a material adverse effect on our business and operating results. There can be no assurance that there will not be further terrorist attacks against the United States or its businesses or interests. Attacks or armed conflicts that directly impact one or more of our properties could significantly affect our ability to operate those properties and thereby impair our ability to achieve our expected results. Further, our insurance coverage may not cover any losses caused by a terrorist attack. In addition, the adverse effects that such violent acts and threats of future attacks could have on the U.S. economy could similarly have a material adverse effect on our business and results of operations. Finally, further terrorist acts could cause the United States to enter into a wider armed conflict which could further impact our business and operating results.

Risks Relating to Qualification and Operation as a REIT

      We might lose REIT status and incur significant tax liabilities. We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the Code), commencing with our taxable year ended December 31, 1994. So long as we meet the requirements under the Code for qualification as a REIT each year, we can deduct dividends paid to our shareholders when calculating our taxable income. For us to qualify as a REIT, we must meet detailed technical requirements, including income, asset, distribution and stock ownership tests, under several Code provisions that have not been extensively interpreted by judges or administrative officers. In addition, we do not control the determination of all factual matters and circumstances that affect our ability to qualify as a REIT. New legislation, regulations, administrative interpretations or court decisions might significantly change the tax laws with respect to REIT qualification or the federal income tax consequences of such qualification. We believe that we are organized so that we qualify as a REIT under the Code and that we have operated and will continue to operate so that we continue to qualify. However, we cannot guarantee that we will qualify as a REIT in any given year because:

•	the rules governing REITs are highly complex;

•	we do not control all factual determinations that affect REIT status; and

•	our circumstances may change in the future.

      For any taxable year that we fail to qualify as a REIT, we would not be entitled to deduct dividends paid to our shareholders from our taxable income. Consequently, our net assets and distributions to shareholders would be substantially reduced because of our increased tax liability. If we made distributions in anticipation of our qualification as a REIT, we might be required to borrow additional funds or to liquidate some of our investments in order to pay the applicable tax. If our qualification as a REIT terminates, we may not be able to elect to be treated as a REIT for the four taxable years following the year during which we lost the qualification. See “Federal Income Tax Considerations — Failure of Shurgard to Qualify as a REIT” in the accompanying prospectus.

      Our REIT distribution requirements are complex and may create tax difficulties. To maintain our status as a REIT for federal income tax purposes, we generally must distribute to our shareholders at least 90% of our taxable income each year. In addition, we are subject to a 4% nondeductible excise tax on the amount by which our distributions for a calendar year are less than the sum of (i) 85% of our ordinary income for the calendar year, (ii) 95% of our capital gain net income for the calendar year, and (iii) any amount of our income that we did not distribute in prior years. For tax purposes we may be required to accrue as income interest, rent and other items treated as earned for tax purposes but not yet received. In addition, we may not be able to deduct currently as expenses for tax purposes some items that actually have been paid. We could also realize income, such as income from cancellation of indebtedness, that is not accompanied by cash proceeds. If one or more of these events happened, we could have taxable income in excess of cash available for distribution. In such circumstances, we might have to borrow money or sell investments on unfavorable terms in order to meet the distribution requirement applicable to a REIT. See “Federal Income Tax Considerations — Overview of REIT Qualification Rules — Annual Distribution Requirements” in the accompanying prospectus.

Other Risks

      Our current and potential investments in self storage businesses that are not real estate-related may result in larger losses when economic conditions change. We have invested in self storage businesses that are not real estate-related and we might make more of these investments. For example, we have invested in and currently own all of the outstanding stock of Shurgard Storage to Go, Inc., a business that provides customers with local delivery, pick up and storage of individual storage containers. Shurgard Storage to Go faces the same risks that we do regarding losses resulting from competition and decreases in rent in the self storage market. In addition, because Shurgard Storage to Go does not have significant real estate holdings or other marketable assets to borrow against, it might have difficulty borrowing necessary operating funds or attracting additional investments if economic conditions change, putting our investment at greater risk of loss.

      We may not be able to repay our debt financing obligations. We might not have sufficient net cash flow from our operations to meet required payments of principal and interest under our loans. As a result, we might not be able to refinance the existing indebtedness on our properties or might have to enter into credit terms that are less favorable than the terms of our existing indebtedness.

      We have an investment in international operations that carry risks in addition to our U.S. operations. We invest in operations outside the United States. We face risks inherent in international business operations, including currency risks, unexpected changes in regulatory requirements, longer accounts receivable payment cycles, difficulties in staffing and managing international operations, potentially adverse tax burdens, obstacles to the repatriation of earnings and cash, and burdens of complying with different permitting standards and a wide variety of foreign laws. Each of these risks might impact our cash flow or impair our ability to borrow funds, which ultimately could adversely affect our ability to repay loans and make expected distributions to shareholders.

SELECTED FINANCIAL INFORMATION

      The following table sets forth selected financial information for us for each of the five years in the period ended December 31, 2001 and for each of the nine-month periods ended September 30, 2002 and 2001. We derived the selected financial information presented below for and as of the end of the last five fiscal years from our audited financial statements. We derived the selected financial information presented below for the nine-month periods ended September 30, 2002 and 2001 from our unaudited interim financial statements. Our management believes that the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary to fairly state the information set forth therein. The results of operations for the nine months ended September 30, 2002 are not necessarily indicative of the results to be expected for the full fiscal year or for any future period.

      You should read this table in conjunction with the other financial information included in our Annual Report on Form 10-K for the year ended December 31, 2001, and in our Quarterly Report on Form 10-Q for the period ended September 30, 2002, both of which are incorporated herein by reference.

	At or for the Nine Months
	Ended September 30,		At or for the Year Ended December 31,

	2002	2001	2001	2000	1999	1998	1997

	(In thousands, except per share data and number of properties)
Statements of Operations Data:
Revenue:
Real Estate operations	$187,244	$168,473	$226,362	$200,343	$175,045	$160,067	$137,746
Other	6,785	3,992	6,228	1,615	1,411	1,893	2,463

Total revenue	194,029	172,465	232,590	201,958	176,456	161,960	140,209
Expenses:
Operating	60,938	50,655	68,890	58,124	47,265	46,705	40,278
Loss (earnings) from other real estate investments	931	2,995	3,271	3,420	3,302	1,568	(225)
Depreciation and amortization	35,121	33,612	45,234	40,693	36,768	33,991	28,243
Real estate taxes	17,849	15,316	20,148	17,940	15,777	13,324	11,295
General, administrative and other	5,500	4,651	11,770	4,911	4,193	4,619	3,956

Total expenses	120,339	107,229	149,313	125,088	107,305	100,207	83,547
Income from operations	73,690	65,236	83,277	76,870	69,151	61,753	56,662

Other Income (Expense):
Interest income and other (net)	4,295	5,315	5,783	3,617	2,826	1,439	1,481
Interest expense	(23,644)	(28,921)	(36,562)	(36,175)	(25,428)	(23,883)	(17,096)
Amortization of participation rights discount	(4,421)	(13,989)	(16,876)	(11,262)	(8,057)	(3,999)
Minority interest	(682)	(642)	(808)	(743)	(815)	2,084	1,264

Net income before income tax benefit	49,238	26,999	34,814	32,307	37,677	37,394	42,311
Income tax benefit	381	260	1,545
Net income before extraordinary items and cumulative effect of a change in accounting principle	49,619	27,259	36,359	32,307	37,677	37,394	42,311
Early extinguishment of debt	993	(1,445)	(1,445)	—	—	—	—
Cumulative effect of a change in accounting principle	—	—	—	—	(1,098)	(2,168)

Net Income	$50,612	$25,814	$34,914	$32,307	$36,579	$35,226	$42,311

Net Income Allocation:
Allocable to preferred shareholders	$11,721	$11,024	$15,098	$8,750	$8,750	$4,690	$3,060
Allocable to common shareholders	38,891	14,790	19,816	23,557	27,829	30,536	39,251

	$50,612	$25,814	$34,914	$32,307	$36,579	$35,226	$42,311

Diluted Net Income per Share:
Diluted net income per common share	$1.12	$0.49	$0.64	$0.79	$0.95	$1.06	$1.40
Diluted weighted average number of shares outstanding	34,617	30,373	31,086	29,761	29,130	28,724	28,000
Diluted distributions declared per common share	$1.58 (1)	$1.55 (1)	$2.07 (1)	$2.03 (1)	$1.99 (1)	$1.95 (1)	$1.91 (1)

	At or for the Nine Months
	Ended September 30,		At or for the Year Ended December 31,

	2002	2001	2001	2000	1999	1998	1997

	(In thousands, except per share data and number of properties)
Balance Sheet Data (at end of period):
Storage centers, before accumulated depreciation	$1,509,591	$1,312,719	$1,348,998	$1,260,687	$1,120,478	$1,067,445	$928,354
Total assets	1,394,879	1,273,773	1,238,805	1,230,242	1,149,860	1,151,996	955,488
Notes payable	445,433	372,074	375,298	405,429	332,347	330,998	239,494
Total liabilities	638,790	549,523	516,105	629,400	522,912	491,580	328,121
Shareholders’ equity	740,472	718,715	716,325	596,638	620,200	642,302	608,692
Other Data:
Funds from operations(2)	$77,655	$62,696	$82,585	$76,761	$74,691	$69,523	$66,158
Percentage of funds from operations paid out as distributions	70.5%	75.2%	77.8%	78.7%	77.7%	80.6%	80.9%
Cash flow provided by (used in):
Operating Activities	$91,210	$51,347	$116,476	$85,607	$86,081	$76,930	$77,098
Investing Activities	(108,284)	(36,912)	(67,466)	(117,712)	(121,246)	(216,416)	(181,708)
Financing Activities	21,645	(10,569)	(49,692)	28,124	37,336	141,644	108,619
Portfolio Data (at end of period):
Number of properties:
Owned properties	520	421	449	399	352	318	281
Managed properties	27	34	30	32	33	30	31

Total	547	455	479	431	385	348	312

Net rentable square feet:
Owned properties	33,252	26,711	28,100	25,600	22,600	20,500	18,200
Managed properties	1,490	1,872	1,800	1,900	1,900	1,600	1,500

Total	34,742	28,583	29,900	27,500	24,500	22,100	19,700

(1)	Does not include the distribution declared in January of the following year based on financial results for the quarter ended December 31 of the current year.

(2)	Funds from operations (“FFO”), pursuant to the National Association of Real Estate Investment Trusts (“NAREIT”) October 1999, White Paper on Funds from Operations, is defined as net income (calculated in accordance with GAAP) including nonrecurring events, except for those defined as “extraordinary items” under GAAP and gains and losses from sales of depreciable operating property, plus depreciation of real estate assets and amortization of intangible assets exclusive of deferred financing costs less dividends paid to preferred stockholders. We believe that because amortization of participation rights discount reflect our partners’ increasing interests in unrecognized gains on depreciable operating properties (represented by the difference between the expected option price and our partners’ contributions), it is consistent to add it back to net income. Contributions to FFO from unconsolidated entities in which the reporting entity holds an active interest are to be reflected in FFO on the same basis. We believe FFO is a meaningful disclosure as a supplement to net income because net income implicitly assumes that the value of assets diminishes predictably over time while we believe that real estate values have historically risen or fallen with market conditions. FFO is not a substitute for net cash provided by operating activities or net income computed in accordance with GAAP, nor should it be considered an alternative indication of our operating performance or liquidity. In addition, FFO is not comparable to “funds from operations” reported by other REITs that do not define funds from operations in accordance with the NAREIT definition. The following table sets forth the calculation of FFO in accordance with the NAREIT definition (in thousands).

	For the Nine Months
	Ended September 30,		For the Year Ended December 31,

	2002	2001	2001	2000	1999	1998	1997

	(In thousands)
Net income	$50,612	$25,814	$34,914	$32,307	$36,579	$35,226	$42,311
Cumulative effect of change in accounting principle					1,098	2,168
Adjustment to cumulative effect of a change in accounting principle for unconsolidated joint ventures					447
Depreciation and amortization	35,121	33,612	45,234	40,693	36,768	33,991	28,243
Depreciation and amortization from unconsolidated joint ventures and subsidiaries	2,298	2,540	3,339	3,310	2,774	339	(231)
Deferred financing costs	(1,134)	(1,636)	(2,081)	(2,061)	(1,912)	(1,294)	(1,105)
Early extinguishment of debt	(993)	—	1,445	—	—	—	—
Gain on sale of operating real estate	(949)	(599)	(2,044)	—	(370)	(216)	—
Preferred dividends	(11,721)	(11,024)	(15,098)	(8,750)	(8,750)	(4,690)	(3,060)
Amortization of participating rights discount	4,421	13,989	16,876	11,262	8,057	3,999	—

Funds from operations	$77,655	$62,696	$82,585	$76,761	$74,691	$69,523	$66,158

The following table provides pro forma results for the years ended December 31, 2001, 2000 and 1999, as if the non-amortization provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” which Shurgard Storage Centers, Inc. adopted on January 1, 2002, had been applied.

	For the Years Ended
	December 31,

	2001	2000	1999

	(In thousands except
	per share data)
Reported net income before extraordinary items	$36,359	$32,307	$37,677
Add back: Goodwill and trademark amortization	1,073	1,041	1,038

Adjusted net income before extraordinary items	37,432	33,348	38,715
Early extinguishment of debt	(1,445)	—	—

Cumulative effect of a change in accounting principle	—	—	(1,098)

Adjusted net income	$35,987	$33,348	$37,617

Basic earnings per share:
Reported net income before extraordinary items	$0.69	$0.80	$0.99
Add back: Goodwill and trademark amortization	0.03	0.04	0.04

Adjusted net income before extraordinary items	0.72	0.84	1.03
Early extinguishment of debt	(0.04)	—	—

Cumulative effect of a change in accounting principle	—	—	(0.04)

Adjusted net income	$0.68	$0.84	$0.99

	For the Years Ended
	December 31,

	2001	2000	1999

	(In thousands except
	per share data)
Diluted earning per share:
Reported net income before extraordinary items	$0.68	$0.79	$0.99
Add back: Goodwill and trademark amortization	0.03	0.03	0.04

Adjusted net income before extraordinary items	0.71	0.82	1.03
Early extinguishment of debt	(0.04)	—	—
Cumulative effect of a change in accounting principle	—	—	(0.04)

Adjusted net income	$0.67	$0.82	$0.99

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratio of earnings to fixed charges for the periods indicated. Earnings represent earnings before accounting change, income tax expense, and fixed charges (excluding capitalized interest). Fixed charges consist of interest and include capitalized interest that was not deducted when arriving at net income.

		Year Ended December 31,
	Nine Months Ended
	September 30, 2002	2001	2000	1999	1998	1997

Ratio	1.94	1.27	1.33	1.47	1.66	2.42

USE OF PROCEEDS

      Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include developing and buying more properties, expanding and improving some of our existing properties and paying debt.

GENERAL DESCRIPTION OF SECURITIES

      We may offer shares of common stock, shares of preferred stock and debt securities. We may offer up to $500,000,000 worth of securities under this prospectus. The securities involve various risks that we will describe in the sections entitled “Risk Factors” that appear above and in the prospectus supplement.

DESCRIPTION OF THE COMMON STOCK

      Under our current articles of incorporation, we may issue up to 120,000,000 shares of our class A common stock, par value $0.001 per share, and 500,000 shares of our class B common stock, par value $0.001 per share. As of October 31, 2002, we had outstanding 35,720,666 shares of class A common stock and 154,604 shares of class B common stock.

      Holders of class A common stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Subject to preferences that may apply to our preferred stock, the holders of class A common stock receive ratably any dividends that may be declared by the board of directors. In the event of a liquidation, dissolution or winding up of Shurgard, the holders of class A common stock, together with holders of class B common stock, will share equally and ratably in all assets remaining after we pay liabilities and liquidation preferences to holders of preferred stock. Holders of class A common stock have no preemptive rights. All outstanding shares of class A common stock are fully paid and nonassessable. All shares of class A common stock offered will be fully paid and nonassessable when issued. The common stock is neither redeemable nor subject to call. No sinking fund provisions apply to the class A common stock.

      Holders of our class B common stock have rights very similar to the rights of holders of class A common stock. Holders of our class B common stock have been entitled to a loan from us sufficient to satisfy obligations of the class B shareholders to entities acquired by us. These loans are secured by pledges of the class B common shares. As a holder of class B common shares repays a portion of the loan, an equivalent portion of the class B common shares are released from the pledge. Shares of class B common stock released from the pledge are convertible, at the holder’s option, one for one into shares of class A common stock. The class B common stock is not publicly traded but is transferable once released from the pledge. Except for the right to convert shares of class B common stock into shares of class A common stock, holders of our class A and class B common stock have no other rights to convert their common stock into any other securities.

      We have restrictions on share ownership because we are a REIT. To qualify as a REIT, we cannot have five or fewer individuals, including certain entities treated as individuals for this purpose, own more than 50% of the value of our capital stock during the last half of a taxable year. See “Restrictions on Transfers of Capital Stock; Excess Stock” in this prospectus.

      Holders of class A and class B common stock have rights to purchase shares of our series A junior participating preferred stock in some situations. These rights are granted under a Rights Agreement between us and our transfer agent, American Stock Transfer & Trust Company. These rights trade with the class A and class B common stock through March 17, 2004 unless extended, redeemed or exchanged by our board of directors. The rights become exercisable when an individual acquires or becomes the beneficial owner of 10% or more of our shares. The rights allow holders of class A and class B common stock, other than the acquiring individual triggering the rights, to purchase shares of series A junior participating preferred stock. Holders of series A junior participating preferred stock are entitled to minimum preferential quarterly dividends and additional shares of class A common stock. Our board of directors may redeem these rights at $0.0001 per right. The rights have antitakeover effects and may prevent us from being purchased or acquired. The rights can cause the dilution of the ownership of a person or group that tries to acquire us without the approval of our board of directors. The rights will not interfere with any merger or other business combination approved by our board of directors, because our directors may redeem all the outstanding rights at any time prior to the time a person or group triggers the rights.

      Washington law also imposes restrictions on some transactions between a corporation and some significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act prohibits a “target corporation,” with some exceptions, from engaging in certain significant business transactions with an “acquiring person,” which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the time of acquisition. Such prohibited transactions include, among other things,

•	a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

•	termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares; or

•	allowing the acquiring person to receive any disproportionate benefit as a shareholder.

      After the five-year period, a “significant business transaction” may occur, as long as it complies with the “fair price” provisions of the statute. A corporation may not opt out of this statute. This provision may have the effect of delaying, deterring or preventing a change in control of our company.

DESCRIPTION OF THE PREFERRED STOCK

      Our current articles of incorporation permit us to issue up to 40,000,000 shares of our preferred stock in one or more series. The rights and preferences of the preferred stock may be fixed or designated by our board of directors without any further action by our shareholders. We have designated 2,800,000 shares of our preferred stock as the junior preferred shares that can be issued under the Rights Agreement with American Stock Transfer & Trust Company discussed in the description of common stock above. We have designated 2,000,000 shares as 8.70% Series C Cumulative Redeemable Preferred Stock, $0.001 par value per share, all of which is issued and outstanding. In addition, we have designated 3,450,000 shares as 8.75% Series D Cumulative Redeemable Preferred Stock, $0.001 par value per share, all of which is issued and outstanding. Any preferred stock issued under the registration statement of which this prospectus is a part will be issued as one or more new series of preferred stock, the rights, preferences, privileges and restrictions of which will be fixed by a certificate of designation relating to each series. A prospectus supplement relating to each series will specify the terms of the preferred stock, including

•	the maximum number of shares in the series and the distinctive designation;

•	the terms on which dividends, if any, will be paid;

•	the terms on which the shares may be redeemed, if at all;

•	the liquidation preference, if any;

•	the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

•	the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

•	the voting rights, if any, of the shares of the series; and

•	any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the shares.

      The issuance of preferred stock may delay, deter or prevent a change in control of our company.

      We will describe the specific terms of any other particular series of preferred stock in the prospectus supplement relating to that series. The description of preferred stock above and the description of the terms of a particular series of preferred stock in the related prospectus supplement are not complete. You should refer to the certificate of designation for complete information. The prospectus supplement will contain a description of various federal income tax consequences relating to the preferred stock.

DESCRIPTION OF THE DEBT SECURITIES

      We also may offer any combination of senior debt securities or subordinated debt securities. Debt securities will be unsecured general obligations. Senior debt securities will rank above all subordinated indebtedness and equal to all other indebtedness outstanding on the date of the prospectus supplement. Subordinated debt securities will rank in right of payment below all other indebtedness outstanding at or after the time issued, unless the other indebtedness provides that it is not senior to the subordinated debt.

      We may issue the senior debt securities and the subordinated debt securities under the Indenture dated April 25, 1997 (as supplemented July 11, 1997) between us and LaSalle National Bank, as Trustee (the “1997 Indenture”), or under separate indentures between us, as issuer, and the trustee or trustees identified in the prospectus supplement. A copy of the form of each type of indenture has been or will be filed as an exhibit to the registration statement of which this prospectus is a part. A prospectus supplement will describe the particular terms of any debt securities we may offer.

      The following summaries of the debt securities and the indentures are not complete. We strongly urge you to read the indentures and the description of the debt securities included in the prospectus supplement.

General

      We may issue an unlimited principal amount of debt securities in separate series. We may specify a maximum aggregate principal amount for the debt securities of any series. The debt securities will have terms that are consistent with the indentures. Unless otherwise specified in the applicable prospectus supplement, senior debt securities will be our unsecured and unsubordinated obligations and will rank equal with all our other unsecured and unsubordinated debt. Subordinated debt securities, if issued, will be paid only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made.

      The 1997 Indenture does not and future indentures might not limit the amount of other debt that we may incur or contain financial or similar restrictive covenants. The 1997 Indenture does not and future indentures might not contain any provision to protect holders of debt securities against a sudden or dramatic decline in our ability to pay our debt.

      The prospectus supplement will describe the debt securities and the price or prices at which we will offer them. The description will include

•	the title of the debt securities;

•	any limit on the aggregate principal amount of such debt securities or the series of which they are a part;

•	the person to whom any interest on a debt security of the series will be paid;

•	the identity of any trustee, security registrar or paying agent;

•	the date or dates on which we must pay the principal;

•	the rate or rates at which the debt securities will bear interest, if any, the date or dates from which interest will accrue, and the dates on which we must pay interest;

•	the place or places where we must pay the principal and any premium or interest on the debt securities;

•	the terms and conditions on which we may redeem any debt securities, if at all;

•	any obligation to redeem or purchase any debt securities, and the terms and conditions on which we must do so;

•	the denominations in which we may issue the debt securities;

•	the manner in which we will determine the amount of principal of, or any premium or interest on, the debt securities;

•	the currency in which we will pay the principal of, and any premium or interest on, the debt securities;

•	the principal amount of the debt securities that we will pay on declaration of acceleration of their maturity;

•	the amount that will be deemed to be the principal amount for any purpose, including the principal amount that will be due and payable on any maturity or that will be deemed to be outstanding as of any date;

•	the provisions, if any, granting special rights to holders of the debt securities;

•	if applicable, that the debt securities are defeasible;

•	if applicable, the terms of any right to convert debt securities into, or exchange debt securities for, shares of common stock or other securities or property;

•	whether we will issue the debt securities in bearer or registered form and the dates and conditions of such issuances;

•	if we issue the debt securities in registered form, whether we will issue them in one or more global securities and, if so, the respective depositaries for the global securities and the terms of the global securities;

•	the subordination provisions, if any, that will apply to the subordinated debt securities;

•	any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any debt securities due and payable; and

•	any addition to or change in the covenants in the indentures.

      We may sell the debt securities at a substantial discount below their stated principal amount. We will describe special federal income tax considerations, if any, applicable to debt securities sold at an original issue discount in the prospectus supplement. An “original issue discount security” is any debt security that provides for an amount less than the principal amount to be due and payable on the declaration of acceleration of the maturity in accordance with the terms of the applicable indenture. The prospectus supplement relating to any original issue discount securities will describe the particular provisions relating to acceleration of the maturity on the occurrence of an event of default. In addition, we will describe special federal income tax or other considerations applicable to any debt securities that are denominated in a currency or unit other than U.S. dollars in the applicable prospectus supplement.

Conversion and Exchange Rights

      The prospectus supplement will describe, if applicable, the terms on which you may convert debt securities into or exchange them for common stock or other securities or property. The conversion or exchange may be mandatory or may be at your option. We will describe how the number of shares of common stock or other securities or property to be received on conversion or exchange would be calculated.

Subordination of Subordinated Debt Securities

      The prospectus supplement will describe, if applicable, the terms and provisions of any subordinated debt securities.

      If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors.

      The indenture for subordinated debt securities may not limit our ability to incur additional senior indebtedness.

Form, Exchange and Transfer

      We will issue debt securities only in fully registered form, without coupons, and, unless otherwise specified in the prospectus supplement, only in denominations of $1,000 and integral multiples thereof.

      The holder of a debt security may elect, subject to the terms of the indentures and the limitations applicable to global securities, to exchange them for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

      Holders of debt securities may present them for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed, at the office of the transfer agent we designate for that purpose. We will not impose a service charge for any registration of the transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We will name the transfer agent in the prospectus supplement. We may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place in which we will pay on debt securities.

      If we redeem the debt securities, we will not be required to issue, register the transfer of or exchange any debt security during a specified period prior to mailing a notice of redemption. We are not required to register the transfer or exchange of any debt security selected for redemption, except the unredeemed portion of the debt security being redeemed.

Global Securities

      The debt securities may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of the debt securities. Each global security will be registered in the name of a depositary identified in the prospectus supplement. We will deposit the global security with the depositary or a custodian, and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer.

      No global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary or any nominee of the depositary unless the depositary has notified us that it is unwilling or unable to continue as depositary, or an event of default occurs and continues with respect to the debt securities. The depositary will determine how all securities issued in exchange for a global security will be registered.

      As long as the depositary or its nominee is the registered holder of a global security, the depositary or the nominee will be considered the sole owner and holder of the global security and the underlying debt securities. Except as stated above, owners of beneficial interests in a global security will not be entitled to have the global security or any debt security registered in their names, will not receive physical delivery of certificated debt securities and will not be considered to be the owners or holders of the global security or underlying debt securities. We will make all payments of principal, premium and interest on a global security to the depositary or its nominee. The laws of some jurisdictions require that purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interests in a global security.

      Only institutions that have accounts with the depositary or its nominee and persons that hold beneficial interests through the depositary or its nominee may own beneficial interests in a global security. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or any such participant.

      The policies and procedures of the depositary may govern payments, transfers, exchanges and other matters relating to beneficial interests in a global security. We and the trustee assume no responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security.

Payment and Paying Agents

      Unless otherwise stated in the prospectus supplement, we will pay principal and any premium or interest on a debt security to the person in whose name the debt security is registered at the close of business on the regular record date for such interest.

      Unless otherwise stated in the prospectus supplement, we will pay principal and any premium or interest on the debt securities at the office of our designated paying agent, except that we may pay interest by check mailed to the address of the person entitled to the payment. Unless we state otherwise in the prospectus supplement, the corporate trust office of the trustee will be the paying agent for the debt securities.

      Any other paying agents we designate for the debt securities of a particular series will be named in the prospectus supplement. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place of payment for the debt securities.

      The paying agent will return to us all money we pay to it for the payment of the principal, premium or interest on any debt security that remains unclaimed for a specified period. The holder thereafter may look only to us for payment.

Consolidation, Merger and Sale

      Under the terms of the indentures, we may not consolidate with or merge into any other person in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless

•	we are the continuing corporation or the successor is a corporation, limited liability company, partnership, trust or other entity organized and existing under the laws of the United States, or any state, and assumes our obligations under the debt securities and the indentures;

•	immediately after the transaction, no event of default occurs and continues; and

•	we meet various other conditions.

Events of Default

      Each of the following will constitute an event of default under each indenture:

•	failure to pay the principal of or any premium on any debt security when due;

•	failure to pay any interest on any debt security when due, continued for a specified number of days;

•	failure to deposit any sinking fund payment when due;

•	failure to perform any other covenant in the indenture that continues for a specified number of days after written notice has been given by the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of that series;

•	events in bankruptcy, insolvency or reorganization of Shurgard; and

•	default on other debt in excess of $10 million which results in acceleration of such debt;

•	any other event of default specified in the prospectus supplement.

      If an event of default, other than an event of default as a result of various events of bankruptcy, insolvency or reorganization, occurs and continues, either the trustee or the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be immediately due and payable. If an event of default occurs as a result of various events of bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series automatically will become immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding securities of that series may rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived.

      Except for specific duties in case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. If they provide this indemnification, the holders of a majority in aggregate principal amount of the outstanding securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

      No holder of a debt security of any series may institute any proceeding with respect to the indentures, or for the appointment of a receiver or a trustee, or for any other remedy, unless

•	the holder has previously given the trustee written notice of a continuing event of default;

•	the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series have made a written request, and the holders have offered reasonable indemnity to the trustee to institute the proceeding; and

•	the trustee has failed to institute the proceeding, and has not received a direction inconsistent with the request within a specified number of days.

      Each indenture will include a covenant requiring our officers to furnish to the trustee annually a statement as to whether, to their knowledge, we are in default under the indenture and, if so, specifying all such known defaults.

Modification and Waiver

      We and the trustee may amend the indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the amendment. However, to the extent discussed in the prospectus supplement, without the consent of each holder, we may not make any amendment that would

•	change the stated maturity of the principal of, or any installment of principal or interest on, any debt security;

•	reduce the principal of, or premium or interest on, any debt security;

•	reduce the amount of principal of an original issue discount security or any other debt security payable on acceleration of the maturity;

•	change the place or currency of payment of principal of, or premium or interest on, any debt security;

•	impair the right to enforce any payment on any debt security;

•	in the case of subordinated debt securities, modify the subordination provisions in a manner materially adverse to their holders;

•	in the case of debt securities that are convertible or exchangeable into other securities of Shurgard, adversely affect the right of holders to convert or exchange any of the debt securities;

•	reduce the percentage in principal amount of outstanding securities of any series for which the holders’ consent is required;

•	reduce the percentage in principal amount of outstanding securities of any series necessary for waiver of compliance with provisions of the indentures or for waiver of specific defaults; or

•	modify provisions with respect to modification and waiver.

      The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive, on behalf of the holders of all debt securities of that series, our compliance with restrictive provisions of the indentures. The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to debt securities of that series, except a default in the payment of principal of, or premium or interest on, any debt security of that series, or a default in respect of a covenant or provision of the indenture that cannot be amended without each holder’s consent.

      Except in limited circumstances, we may set any day as a record date for the purpose of determining the holders of outstanding securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indentures. In limited circumstances, the trustee may set a record date for action by holders. To be effective, the action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date.

Defeasance and Covenant Defeasance

      To the extent stated in the prospectus supplement, we may elect to apply the provisions relating to defeasance and discharge of indebtedness, or to defeasance of restrictive covenants in the indentures, to the debt securities of any series.

Notices

      We will mail notices to holders of debt securities at the addresses that appear in the security register.

Title

      We may treat the person in whose name a debt security is registered as the absolute owner, whether or not such debt security may be overdue, for the purpose of making payment and for all other purposes.

RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK; EXCESS STOCK

      Our qualification as a REIT under federal tax laws requires that not more than 50% in value of our outstanding capital stock be owned, directly or indirectly, by five or fewer individuals, including certain entities treated for this purpose as individuals, during the last half of a taxable year. Additionally, our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

      To ensure that we remain qualified as a REIT, our articles of incorporation provide that we may prevent the transfer or call for redemption of any of our common or preferred shares if

•	more than 50% of our outstanding shares would be owned by five or fewer individuals or certain entities;

•	one person would own more than 9.8% of our total outstanding shares (or such higher percentage as may be determined by our board of directors (referred to as the “Ownership Limit”); or

•	our board of directors determines in good faith that any of our outstanding shares have or may become concentrated to an extent that may prevent us from qualifying as a REIT. See “Federal Income Tax Considerations — Overview of REIT Qualification Rules — Share Ownership.”

      The authorizing resolutions for any class or series of preferred stock may provide that the preferred stock is subject to these restrictions. Any corporate investor wishing to acquire or own more than 9.8% of the total outstanding shares may ask our board of directors in writing for approval. Our board will grant this request unless it determines in good faith that the acquisition or ownership of the shares would jeopardize our qualification as a REIT. Any corporate investor intending to acquire shares in excess of the Ownership Limit must give written notice to us of the proposed acquisition no later than the date on which the transaction occurs and must furnish any additional information that our board requires to evaluate or to protect against any adverse effect of the transfer. However, our board is not required to adjust the Ownership Limit if it believes, based on advice of legal counsel, that the granting of the request would cause the board to breach its fiduciary duties to our shareholders.

      If, despite the restrictions noted above, any person acquires shares of common stock in excess of the Ownership Limit (including constructively owned shares), the shares most recently acquired by that person in excess of the Ownership Limit will be automatically exchanged for an equal number of shares of excess stock. We are authorized to issue 160,000,000 shares of excess stock, par value $0.001 per share. Pursuant to our articles of incorporation, shares of excess stock have the following characteristics

•	owners of excess stock are not entitled to exercise voting rights with respect to the excess stock;

•	excess stock shall not be deemed outstanding for purposes of determining a quorum at any annual or special meeting of shareholders; and

•	excess stock will not be entitled to any dividends or other distributions.

      Any person who becomes an owner of excess stock must immediately give us written notice of this fact and any additional information required by the articles of incorporation. Excess stock is also deemed to have been offered for sale to us for a period of 120 days from the later of

•	the date of the transfer that created the excess stock if we have actual notice that the transfer created the excess stock, and

•	the date on which our board determines in good faith that the transfer creating the excess stock has occurred.

      We have the right during this time period to accept the deemed offer or, in the board’s discretion, we may acquire and sell, or cause the owner to sell, the excess stock. The price for the excess stock will be the lesser of

•	the closing price of the shares exchanged into excess stock on the national stock exchange on which the shares are listed as of the date we acquire the excess stock or, if no such price is available, as determined in good faith by our board of directors, and

•	the price per share paid by the owner of the shares that were exchanged into excess stock or, if no purchase price was paid, the fair market value of the shares on the date of acquisition as determined in good faith by our board of directors.

      On the transfer or sale, the excess stock will automatically convert to class A common stock with all voting and dividend rights effective as of the date of the conversion. However, the owner will not be entitled to receive dividends payable with respect to class A common stock for the period during which the shares were excess stock.

      All certificates of class A common stock and class B common stock, any other series of common stock, and any class or series of preferred stock, will bear a legend referring to the restrictions described above. All persons who own a specified percentage (or more) of our outstanding capital stock must file an affidavit with us containing information regarding their ownership of stock as set forth in the Treasury Regulations. Under current Treasury Regulations, the percentage is set between 0.5% and 5%, depending on the number of record holders of capital stock. In addition, on demand, each shareholder is required to disclose to us in writing the information with respect to the direct, indirect and constructive ownership of shares of our capital stock as our board deems necessary to comply with the tax law, to comply with the requirements of any taxing authority or governmental agency or to determine whether we are in compliance with these requirements.

      This ownership limitation may have the effect of precluding acquisition of control of us by a third party unless our board determines that maintenance of REIT status is no longer in the best interests of Shurgard.

FEDERAL INCOME TAX CONSIDERATIONS

General

      The following summary of federal income tax considerations to us and to holders of our common stock is based on current law, is for general information only, and is not tax advice. The tax treatment of a holder of any of our common stock will vary depending on the terms of the specific common stock acquired by such holder, as well as his or her particular situation. Investors acquiring debt securities or preferred stock should refer to the applicable prospectus supplement for federal income tax considerations associated with these investments. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of holders who may be subject to special treatment under federal income tax laws such as insurance companies, financial institutions, broker-dealers, tax-exempt organizations, foreign corporations and persons who are not citizens or residents of the United States, except to the extent discussed under “Taxation of Tax-Exempt Shareholders” and “U.S. Taxation of Non-U.S. Shareholders.”

      WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF YOUR ACQUISITION, OWNERSHIP AND SALE OF THE OFFERED SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES AND OF POTENTIAL CHANGES IN TAX LAWS.

Qualification of Shurgard as a REIT; Opinion of Counsel

      We have elected to be taxed as a REIT under federal income tax laws, commencing with our fiscal year ended December 31, 1994. The election to be taxed as a REIT will continue until it is revoked or otherwise terminated. The most important consequence to us of being treated as a REIT for federal income tax purposes is that we will not be subject to federal corporate income taxes on net income that we currently distribute to our shareholders. This treatment substantially eliminates the “double taxation” (at the corporate and shareholder levels) that typically results when a corporation earns income and distributes that income to shareholders in the form of a dividend. Accordingly, if we fail to qualify as a REIT, we will be taxed on our distributed income, thereby reducing the amount of cash available for distribution to our shareholders.

      We have filed as an exhibit to the registration statement of which this prospectus is a part, an opinion, and, in connection with each issuance of securities under such registration statement we will file an updated opinion, stating that, in the opinion of Perkins Coie LLP, counsel to Shurgard, commencing with the taxable year ended December 31, 1994, we have been organized to satisfy the requirements for qualification as a REIT and our prior and future proposed method of operation has enabled us and will continue to enable us to meet the requirements for qualification as a REIT. This opinion is based on various assumptions and conditioned on representations made by us as to factual matters. Moreover, continued qualification and taxation as a REIT will depend on our ability to satisfy, on a continuing basis, certain distribution levels, diversity of stock ownership and qualification tests imposed by federal tax laws, as summarized below. While we intend to operate so that we will continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by counsel or by us that we will qualify as a REIT for any particular year. Perkins Coie LLP will not review compliance with these tests on a continuing basis, and will not commit to update its opinion subsequent to the date of its opinion.

Taxation of Shurgard as a REIT

      If we qualify as a REIT, we generally will not be subject to federal income tax on net income that we currently distribute to our shareholders. We may, however, be subject to certain federal taxes based on the amount of our distributions or our inability to meet REIT qualification requirements. These taxes include the following:

Tax on Undistributed Income. We will be subject to federal income tax at regular corporate rates on our taxable income (after certain adjustments applicable to REITs), as described below under “Overview of REIT Qualification Rules — Annual Distribution Requirements,” including net capital gain, that we do not distribute to our shareholders during, or within a specified time after, the calendar year in which the income is earned.

Tax on Prohibited Transactions. We will be subject to a 100% tax on net income from “prohibited transactions.” In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, that we hold for sale to customers in the ordinary course of business.

Tax on Failure to Meet Gross Income Requirements. If we fail to satisfy either the 75% gross income test or 95% gross income test as described under “Overview of REIT Qualification Rules — Income Tests” below, but continue to qualify for REIT status because the failure was due to reasonable cause and we satisfy certain other requirements, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) the amount, if any, by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test described below or (ii) the amount, if any, by which 90% of our gross income exceeds the amount qualifying under the 95% gross income test described below, multiplied by (b) a fraction intended to reflect our profitability.

Tax on Failure to Meet Distribution Requirements. If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for that year, (b) 95% of our REIT capital gain net income for that year, and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of the required distribution over the amounts we actually distributed.

Tax on Built-In Gain. If during the 10-year period beginning on March 24, 1995, which is the date that Shurgard Incorporated merged with us, we recognize gain on the disposition of any asset that we acquired from Shurgard Incorporated, then this gain will be subject to tax at the highest regular corporate rate to the extent of the excess of the fair market value of the asset as of March 24, 1995 over our adjusted basis in the asset as of March 24, 1995.

Alternative Minimum Tax. We may be subject to alternative minimum tax on items of tax preference that we do not distribute or allocate to our shareholders.

Tax on Foreclosure Property. If we have net income from the sale or other disposition of “foreclosure property” that we hold primarily as inventory or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income. Foreclosure property generally is defined as real property and any personal property incident thereto that we acquire as a result of a bid in foreclosure, or by agreement or legal process, following a default on a lease of the property or on an indebtedness secured by the property.

Tax on Redetermined Tax Items. We may be subject to a 100% tax on certain items of income we receive from, or on certain expenses deducted by, a “taxable REIT subsidiary,” if arrangements between us and any of our taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties, as described below under “Overview of REIT Qualification Rules — Nature and Diversification of Assets.”

Overview of REIT Qualification Rules

      The following summarizes the basic requirements for REIT status:

•	We must be a corporation, trust or association that is managed by one or more trustees or directors;

•	Our stock or beneficial interests must be transferable, held by 100 or more shareholders, and no more than 50% of the value of our outstanding stock may be owned during the last half of each taxable year, directly or indirectly, by five or fewer individuals (including certain legal entities treated as individuals for this purpose);

•	We would be taxable as a domestic corporation but for the REIT provisions of the Code;

•	We must be neither a financial institution nor an insurance company subject to the applicable provisions of the Code;

•	We must satisfy certain tests relating to the nature and diversification of our assets, as described in detail below;

•	We must satisfy the two gross income tests discussed in detail below; and

•	We must satisfy certain annual distribution requirements, as discussed in detail below.

      The following discussion explains certain of these REIT qualification requirements in greater detail. It also addresses how these highly technical rules may impact our operations, noting areas of uncertainty that could adversely affect us and our shareholders.

      Share Ownership. Shares of our stock are fully transferable, subject to applicable securities laws, with the exception of certain shares that are subject to contractual transfer restrictions. However, these types of contractual and securities law restrictions on transferability are disregarded for purposes of determining the transferability of REIT shares. Furthermore, we have more than 100 shareholders and, to decrease the possibility that we will ever be closely held, our articles of incorporation contain restrictions on the ability of any person or legal entity to acquire over 9.8% of the outstanding shares of our class A common stock. The ownership and transfer restrictions pertaining to a particular issue of preferred stock will be described in the prospectus supplement relating to that issue.

      Nature and Diversification of Assets. On the last day of each calendar quarter, we must satisfy the following tests relating to the nature and diversification of our assets:

•	At least 75% of the value of our total assets must consist of real estate assets, including interests in real property and mortgages on loans secured by real property, cash, cash items (including receivables arising in the ordinary course of operation) and government securities;

•	No more than 25% of the value of our assets may consist of securities other than government securities;

•	Except for securities of “qualified REIT subsidiaries” and “taxable REIT subsidiaries,” the securities of any issuer that we own, other than securities that are government securities, may not represent (i) more than 5% of the value of our total assets or (ii) more than 10% of the vote or value of the outstanding securities of any issuer; and

•	No more than 20% of the value of our total assets may be represented by securities in one or more “taxable REIT subsidiaries.”

      Securities for purposes of the asset tests may include debt securities, to the extent that the debt securities are not secured by real property or are not otherwise considered a real estate asset. However, debt of an issuer will not count as a security for purposes of the 10% value test if the debt securities are “straight debt” as defined under the Code and (i) the issuer is an individual, (ii) the only securities of the issuer the REIT holds are straight debt or (iii) the issuer is a partnership for tax purposes and the REIT holds at least a 20% profits interest in the partnership.

      Qualified REIT Subsidiaries. The Code provides that a “qualified REIT subsidiary” is disregarded for federal income tax purposes, and all assets, liabilities, and items of income, deductions and credit of a qualified REIT subsidiary are treated as the assets, liabilities and tax items of the REIT. A qualified REIT subsidiary is any corporation in which 100% of its stock is owned by a REIT. We currently own 100% of the outstanding stock of nine qualified REIT subsidiaries. Because these subsidiaries are disregarded, our ownership of stock or other securities in these subsidiaries does not have any impact on our ability to qualify as a REIT.

      Taxable REIT Subsidiaries. In general, a “taxable REIT subsidiary” is a corporation, other than a REIT, in which a REIT directly or indirectly owns stock and that elects, together with the REIT, to be treated as a taxable REIT subsidiary of the REIT. Taxable REIT subsidiaries are corporations subject to tax as “C” corporations that may perform activities which generate non-qualifying income, such as third-party management, development, and other independent business activities, as well as provide services to the REIT’s tenants. We hold stock in three corporations that have jointly elected with us to be our taxable REIT subsidiaries. Although we have not obtained an appraisal to determine the value of our stockholdings in these subsidiaries, we have represented that the value of these stockholdings is significantly less than 5% of the total value of all of our assets, and therefore we should satisfy the 20% test described above.

      Ownership of Partnership Interests by a REIT. In the case of a REIT that is a partner in a partnership, the Treasury regulations promulgated under the Code provide that the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to be entitled to the income of the partnership attributable to that share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the various REIT qualification tests, including the asset and income tests. We own interests in partnerships that directly or indirectly own and operate self storage centers. Therefore, for purposes of satisfying the various REIT qualification tests, including the asset and income tests, we are treated as if we own a proportionate share of each of the assets of these partnerships attributable to these interests and as if we are entitled to our proportionate share of the income of these partnerships. For these purposes, our interest in each of the partnerships is determined in accordance with its capital interest in the partnership. The character of the various assets in the hands of the partnership and the items of gross income of the partnership will remain the same in our hands for these purposes. Accordingly, to the extent the partnership receives qualified real estate rentals and holds real property, a proportionate share of the partnership’s qualified income and assets, based on our capital interest in the partnership, is treated as qualified rental income and real estate assets for purposes of determining our REIT characterization. We expect that substantially all the properties of the partnerships constitute real estate assets and generate qualified rental income for REIT qualification purposes.

      We have acquired partnership interests in some partnerships that entitle us to share in a percentage of profits that exceeds our percentage of total capital contributed to the partnerships. Regulatory authority does not specifically address this situation, and the current treatment of these profit interests when applying the gross income and asset tests is uncertain. For example, based on the existing rules, if the percentage share of net income allocated to a REIT based on a profits interest in a partnership exceeds its capital interest percentage share in the partnership’s underlying gross income, the amount of the excess should be entirely disregarded for REIT qualification purposes. Furthermore, the existing rules do not specifically address how a REIT determines its capital interest. The rules do not refer to the capital account or special allocation provisions of the Code and the Treasury regulations promulgated thereunder, and the rules do not address acquisitions of partnership interests for valuable consideration. Because we acquired these interests for valuable consideration when the partnership assets may have had some appreciated capital value, we may have had a capital percentage in the partnerships at the time we acquired the interests. If the Internal Revenue Service determines that the percentage of capital contributed is the proper indicator of a capital interest, however, a portion of our income and the real estate ownership interests that we claim through our interest in these partnerships may be disregarded when applying the gross income and asset tests.

      With respect to each issuer in which we own an interest that does not qualify as a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our pro rata share of the value of the issuer’s securities, including debt, does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and the 10% value limitation (including the safe harbor applicable to “straight debt”) described above. In this regard, however, we cannot guarantee that the Internal Revenue Service will agree with our determinations.

      Income Tests. To maintain our qualification as a REIT, we must annually satisfy two gross income tests. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property” and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from any combination of the income qualifying under the 75% test described above, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of these types of income.

      The following specific rules are applicable to determination of whether rents that we receive from the lease of self storage centers qualify as “rents from real property” in satisfying the gross income requirements described above:

•	The amount of rent generally must not be based in whole or in part on the income or profits of any person. We do not anticipate charging rent for any portion of any property that is based in whole or in part on the income or profits of any person.

•	Rents received from a “related-party tenant” will not qualify as “rents from real property” in satisfying the gross income tests. Generally, a tenant is a “related-party tenant” if we, or an actual or constructive owner of 10% or more of the value of our stock, actually or constructively own 10% or more of the tenant. We anticipate that we will receive only a small amount of rents, if any, from “related party tenants.”

•	Rents that we receive from a taxable REIT subsidiary are not excluded from the definition of “rents from real property” under the “related-party tenant” rules above, provided that at least 90% of the leased space of a property is leased to tenants who are not “related-party tenants” or taxable REIT subsidiaries and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. We do not anticipate receiving rents from any of our taxable REIT subsidiaries that would fail to qualify as “rents from real property.”

•	If rent attributable to personal property leased in connection with the lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to this personal property will not qualify as “rents from real property.” We do not lease personal property in connection with its rental of self storage centers.

•	For rents to qualify as “rents from real property,” we must not operate or manage the property or furnish or render services to tenants unless we furnish or render these services through (i) an independent contractor from whom we derive no revenue or (ii) through a taxable REIT subsidiary. We need not use an independent contractor or a taxable REIT subsidiary to provide services to the extent that the services that we provide are usually and customarily rendered in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant.” In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property other than through an independent contractor or a taxable REIT subsidiary, provided that our income from the services does not exceed 1% of our income from the property.

      We have obtained an Internal Revenue Service private letter ruling that the management services that we provide for our own properties will not cause the rents that we receive to be treated as other than “rents from real property.” The ruling is based on a description of the management services that we perform in connection with our own properties, including maintenance, repair, lease administration, accounting and security.

      The ruling also considers certain ancillary services that we perform directly, such as truck rentals and inventory sales. The ruling provides that these services do not otherwise adversely affect the characterization of the rental income that we receive. Nonetheless, income from truck rentals and certain other ancillary services is nonqualifying income under the gross income tests. In addition, we treat as nonqualifying income a portion of the fees, consideration and certain reimbursements that we receive for performing management and administrative services with respect to properties that we do not own entirely.

      If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if (i) our failure to meet the test or tests was due to reasonable cause and not willful neglect, (ii) we attach a schedule of our income sources to our federal income tax return and (iii) any incorrect information on the schedule is not due to fraud with the intent to evade tax. As discussed above, even if these relief provisions apply, a tax would be imposed on our nonqualifying income.

      Annual Distribution Requirements. Each year, we must distribute dividends, other than capital gain dividends, to our shareholders in an amount equal to (1) the sum of (a) 90% of our “REIT taxable income,” as defined below, and (b) 90% of any net income from foreclosure property, less the tax on this income, minus (2) any “excess noncash income,” as defined below.

      “REIT taxable income” is the taxable income of a REIT computed without the deduction for dividends paid and excluding any net capital gain. REIT taxable income is further adjusted by certain items, including, for example, an exclusion for net income from foreclosure property, a deduction for the tax on the greater of the amount by which the REIT fails the 75% or the 95% income test, and an exclusion for an amount equal to any net income derived from prohibited transactions. “Excess noncash income” means the excess of certain amounts that the REIT is required to recognize as income in advance of receiving cash, such as original issue discount on purchase money debt, over 5% of the REIT taxable income before the deduction for dividends paid and excluding any net capital gain. Distributions must be made (i) in the taxable year to which they relate, or (ii) in the following taxable year if declared before the REIT timely files its tax return for that year and paid on or before the first regular dividend payment after the declaration.

      It is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between the actual receipt of income and the actual payment of deductible expenses and the inclusion of this income and deduction of these expenses in arriving at our taxable income. Furthermore, if we make substantial principal payments on indebtedness, which would have the effect of lowering the amount of distributable cash without an offsetting reduction in taxable income, such payments may adversely affect our ability to meet the distribution requirement. In the event that these timing differences or other reductions in distributable cash occur, in order to meet the 90% distribution requirement, we may find it necessary to arrange for short-term or long-term borrowings, or to pay dividends in the form of taxable distributions of stock.

      Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year that may be included in our deduction for dividends paid for the earlier year. However, we will be required to pay to the Internal Revenue Service interest based on the amount of any deduction taken for deficiency dividends.

      Furthermore, if we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for that year, (ii) 95% of our REIT capital gain income for that year, and (iii) any undistributable taxable income from prior periods, we will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

Failure of Shurgard to Qualify as a REIT

      If we fail to qualify as a REIT in any taxable year, and the relief provisions do not apply, we would be subject to tax on our taxable income at regular corporate rates, thereby reducing the amount of cash available for distribution to our shareholders. We would not be permitted to deduct, or required to make, distributions to shareholders in any year in which we fail to qualify. In such an event, to the extent of current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income and, subject to limitations under federal tax laws, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory relief provisions, we would also be disqualified from taxation as a REIT for the four taxable years following the year during which the qualification was lost. It is not possible to state whether in all circumstances we would be entitled to statutory relief.

Taxation of Holders of Debt Securities

      Holders of debt securities should consult the prospectus supplement relating to these securities for a discussion of federal income tax consequences associated with the ownership of debt securities.

Taxation of Holders of Preferred Stock

      Holders of preferred stock should consult the prospectus supplement relating to these securities for a discussion of federal income tax consequences associated with the ownership of preferred stock.

Taxation of Taxable U.S. Shareholders Generally

      As used in this prospectus, the term “U.S. Shareholder” means a holder of shares of common stock who for federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity treated as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate the income of which is subject to federal income taxation regardless of its source; or

•	a trust whose administration is under the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

      Distributions Generally. So long as we qualify as a REIT, our distributions out of our current or accumulated earnings and profits that are not designated as capital gain dividends, as discussed below, will constitute dividends taxable as ordinary income to our U.S. Shareholders. These distributions will not be eligible for the dividends-received deduction by U.S. Shareholders that are corporations. To the extent that we make distributions other than capital gain dividends in excess of our current and accumulated earnings and profits, these distributions first will be treated as a tax-free return of capital to each U.S. Shareholder, which will reduce the U.S. Shareholder’s adjusted basis in his or her shares of stock for federal income tax purposes by the amount of the distribution (but not below zero). Distributions in excess of a U.S. Shareholder’s adjusted basis in his or her shares will be taxable as capital gains, provided that the shares have been held as a capital asset. Dividends that we declare in October, November or December of any year and that are payable to a shareholder of record on a specified date in any of these months will be treated as both paid by us and received by the shareholder on December 31 of that year, provided that we actually pay the dividend on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any of our net operating losses or capital losses.

      Capital Gain Distributions. We may elect to designate distributions of our net capital gain as “capital gain dividends.” Distributions that we properly designate as capital gain dividends will be taxable to a U.S. Shareholder as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. Shareholder has held his or her shares of stock. U.S. Shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

      Passive Activity Losses and Investment Interest Limitations. Distributions that we make and gain arising from the sale or exchange by a U.S. Shareholder of shares of our common stock will not be treated as passive activity income, and, as a result, U.S. Shareholders generally will not be able to apply any “passive losses” against this income or gain. Distributions that we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of common stock, however, will not be treated as investment income unless the U.S. Shareholder elects that treatment, in which case the capital gain will be taxed at ordinary income rates. We will notify shareholders after the close of our fiscal year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

      Dispositions of Stock. On any sale or other disposition of shares of our common stock, a U.S. Shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the amount of cash and the fair market value of any property received on the sale or other disposition minus the holder’s adjusted basis in the shares for federal income tax purposes. This gain or loss will be capital gain or loss if the shares have been held by the U.S. Shareholder as a capital asset, and will be long-term capital gain or loss if the shares have been held for more than one year. In general, any loss recognized by a U.S. Shareholder on the sale or other disposition of shares of our stock that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions received by the U.S. Shareholder from us that were required to be treated as long-term capital gains.

Taxation of Tax-Exempt Shareholders

      Distributions by us generally will not, subject to certain exceptions described below, constitute unrelated business taxable income, or UBTI, when received by a qualified plan, IRA or other tax-exempt shareholder, provided that the tax-exempt shareholder has not held its shares as “debt financed property” within the meaning of Section 514 of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt shareholder.

      For tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, of the Code, income from an investment in our common stock will constitute unrelated business taxable income, unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our common stock. These prospective investors should consult their own tax advisors concerning these “set aside” and reserve requirements.

      Notwithstanding the above, a portion of the dividends paid by a “pension-held REIT” generally are treated as UBTI if received by any trust that (i) is described under Section 401(a) of the Code, (ii) is tax-exempt under Section 501(a) of the Code, and (iii) owns more than 10%, by value, of our outstanding stock, including preferred stock. Based on the ownership limit provisions on our stock, however, we do not expect to be classified as a “pension-held REIT” within the meaning of the Code.

U.S. Taxation of Non-U.S. Shareholders

      Overview. The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates, referred to in this prospectus as “Non-U.S. Shareholders,” are complex, and the following discussion is intended only as a summary of these rules. WE URGE PROSPECTIVE NON-U.S. SHAREHOLDERS TO CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE AND LOCAL INCOME TAX LAWS ON AN INVESTMENT IN SHURGARD, INCLUDING ANY REPORTING REQUIREMENTS.

      In general, a Non-U.S. Shareholder will be subject to the same federal income tax rules and rates that apply to a U.S. Shareholder if its investment in Shurgard is “effectively connected” with the Non-U.S. Shareholder’s conduct of a trade or business in the United States. A corporate Non-U.S. Shareholder that receives income that is or is treated as effectively connected with a U.S. trade or business also may be subject to the branch profits tax at a 30% rate (or any lower rate as may be specified by an applicable income tax treaty) under Section 884 of the Code. This tax is payable in addition to regular federal corporate income tax. The following discussion will apply to a Non-U.S. Shareholder whose investment in our common stock is not so effectively connected.

      Distributions Generally. Distributions by us that are not attributable to gain from our sale or exchange of “U.S. real property interests,” as discussed below, and that we do not designate as capital gain dividends, will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. The distributions generally will be subject to federal withholding tax equal to 30% of the gross amount of the distribution, unless an applicable tax treaty reduces or eliminates the withholding tax. To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions first will be treated as a tax-free return of capital to each non-U.S. Shareholder, which will reduce the Non-U.S. Shareholder’s adjusted basis in his, her or its shares of stock for federal income tax purposes by the amount of the distribution (but not below zero). Distributions in excess of a non-U.S. Shareholder’s adjusted basis in his, her or its shares will be treated as a gain from the disposition of our shares, the tax treatment of which is described below.

      Distributions Attributable to Gain from the Sale or Exchange of U.S. Real Property Interests. For any year in which we qualify as a REIT, distributions that are attributable to gain from our sale or exchange of U.S. real property interests will be taxed to a Non-U.S. Shareholder in the United States under the Foreign Investment in Real Property Tax Act of 1980 (FIRPTA). Under FIRPTA, distributions by a REIT that are attributable to gains from sales or exchanges of U.S. real property interests, whether or not designated as capital gain dividends, are taxed to a Non-U.S. Shareholder as if the distributions constituted gains effectively connected with a U.S. trade or business. Accordingly, if we distribute capital gains to which FIRPTA applies, a Non-U.S. Shareholder will be taxed at the same capital gain rates that apply to U.S. Shareholders (subject to any applicable alternative minimum tax and special alternative minimum tax in the case of a nonresident alien individual). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax when made to a foreign corporate shareholder, except as otherwise provided by an applicable income tax treaty.

      Dispositions of Stock. A sale of our stock by a Non-U.S. Shareholder (other than certain nonresident individuals present in the United States for more than 183 days in the taxable year) generally will not be subject to federal income taxation unless the stock sold constitutes a U.S. real property interest. Similarly, dividends that exceed our current and accumulated earnings and profits and a Non-U.S. Shareholder’s basis will not be subject to federal income taxation, provided that the stock with respect to which the dividend is paid does not constitute a U.S. real property interest. Our common stock will not constitute a U.S. real property interest if (i) we are a “domestically-controlled REIT” or (ii) the stock is “regularly traded” on an established securities market such as Nasdaq or the NYSE and the shareholder owns, actually and constructively, not more than 5% of the stock during an applicable “look back” period. We will be classified as a “domestically-controlled REIT” if at all times during a specified testing period, less than 50%, by value, of our shares are held directly or indirectly by Non-U.S. Shareholders. While we believe that we are a domestically-controlled REIT, that status depends on the ownership of our freely transferable stock and, therefore, we cannot guarantee that we are or will continue to be a domestically-controlled REIT.

      Withholding Obligations. We generally will be required to withhold from distributions to Non-U.S. Shareholders, and remit to the Internal Revenue Service, (a) 35% of designated capital gain dividends, or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends and (b) 30% (or a lower treaty rate) of ordinary dividends paid out of our current and accumulated earnings and profits. If we designate prior distributions as capital gain dividends, subsequent distributions, up to the amount of these prior distributions, will be treated as capital gain dividends for withholding purposes. If we do not so withhold, we are required to withhold 10% from any distribution to a Non-U.S. Shareholder whose shares are classified as a U.S. real property interest, as described in the preceding paragraph, if the distribution exceeds our current and accumulated earnings and profits. We will determine the amount of the distribution subject to withholding based a reasonable estimate of our current and accumulated earnings and profits. If the amount of tax that we withhold with respect to a distribution to a Non-U.S. Shareholder exceeds the Non-U.S. Shareholder’s federal tax liability with respect to the distribution, the Non-U.S. Shareholder may file for a refund of the excess tax from the Internal Revenue Service.

Backup Withholding and Information Reporting.

      U.S. Shareholders. We will report to our U.S. Shareholders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at a rate equal to the fourth lowest income tax rate applicable to individuals (which is 30.0% for 2002 and 2003, 29.0% for 2004 and 2005, and 28.0% for 2006) with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Shareholder that does not provide us with his or her correct taxpayer identification number also may be subject to penalties imposed by the Internal

Revenue Service. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the U.S. Shareholder’s income tax liability.

      Non-U.S. Shareholders. The backup withholding and information reporting rules generally do not apply to payments that are subject to the 30% withholding tax on dividends paid to a Non-U.S. Shareholder, or to payments that are exempt from the withholding tax by application of a tax treaty or special exception, provided that the Non-U.S. Shareholder provides certain required documentation to us that certifies that the Non-U.S. Shareholder is not a U.S. person (and, in certain situations, that the beneficial owners of the Non-U.S. Shareholder are not U.S. persons) or that benefits under a tax treaty or a special exception apply under the Non-U.S. Shareholder’s particular circumstances.

      Payment to or through a U.S. office of a broker of the stock sale proceeds is subject to both backup withholding and information reporting unless the Non-U.S. Shareholder certifies under penalties of perjury that the shareholder is not a U.S. person, or otherwise establishes an exemption. Generally, backup withholding and information reporting will not apply to a payment of stock sale proceeds by or through a foreign office of a foreign broker. However, information reporting, but not backup withholding, will apply to a payment of stock sale proceeds by a foreign office of a broker that (i) is a U.S. person, (ii) derives 50% or more of its gross income from the conduct of a trade or business in the United States, or (iii) is a “controlled foreign corporation,” which generally is a foreign corporation controlled by U.S. Shareholders for federal income tax purposes. This information reporting requirement does not apply if the broker has documentary evidence that the shareholder is not a U.S. person and evidence that other requirements are satisfied, or the shareholder otherwise establishes an exemption. A Non-U.S. Shareholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service.

State, Local and Foreign Taxes

      Holders of common stock may be subject to various state, local or foreign taxes in other jurisdictions in which shareholders reside or own property or other interests. The tax treatment of our shareholders in states, localities and foreign countries having taxing jurisdiction over them may differ from the federal income tax treatment described in this summary. Consequently, each shareholder should consult his, her or its tax advisor as to the tax consequences of the common stock under these respective state, local, and foreign laws.

PLAN OF DISTRIBUTION

      We may sell the securities through underwriters or dealers, through agents, or directly to one or more purchasers. The applicable prospectus supplement will describe the terms of the offering of the securities, including

•	the name or names of any underwriters, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

      Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

      If we use underwriters in the sale, they will acquire the securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to specific limited conditions, the underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

      We may sell securities directly or through agents we designate from time to time. Such agents, in sales of securities in at-the-market or negotiated transactions, may include Cantor Fitzgerald & Co. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

      We may authorize agents or underwriters to solicit offers by institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

      We may provide agents and underwriters with indemnification against particular civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

      All securities we offer other than common stock will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

ERISA CONSIDERATIONS

      ERISA stands for the Employee Retirement Income Security Act of 1974 and its amendments. ERISA imposes restrictions on many employee benefit plans and their fiduciaries. Before purchasing any of our securities on behalf of an ERISA plan, or a tax-qualified retirement plan not subject to Title I of ERISA, such as a governmental or church plan (a “Non-ERISA Plan”), or an individual retirement account (an “IRA”), persons making the investment decision for the plan or IRA should make sure that the plan’s or the

IRA’s governing documents permit the purchase. The decision-makers should also verify that the purchase is prudent and appropriate in view of the plan’s overall investment policy and its existing investments.

      Certain fiduciaries in an ERISA plan are charged with making the investment decision for the plan. Each appropriate fiduciary of an ERISA plan should consider carefully whether an investment in our shares is consistent with its fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require an ERISA plan’s investments to be (1) prudent and in the best interests of the ERISA plan, its participants and its beneficiaries, (2) diversified in order to minimize the risk of large losses, unless it is clearly prudent not to do so, and (3) authorized under the terms of the ERISA plan’s governing documents (provided the documents are consistent with ERISA). In determining whether an investment in our shares is prudent for purposes of ERISA, the appropriate fiduciary of an ERISA plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the ERISA plan’s portfolio for which the fiduciary has investment responsibility, to meet the objectives of the ERISA plan, taking into consideration the risk of loss and opportunity for gain (or other return) from the investment, the diversification, cash flow and funding requirements of the ERISA plan’s portfolio.

      Persons making the investment decision for a Non-ERISA Plan or IRA, should consider that such a Non-ERISA Plan or IRA may only make investments that are authorized by the appropriate governing documents and under applicable state law.

      In addition, persons making the investment decision for an ERISA plan, Non-ERISA Plan or IRA should consider the application of the prohibited transaction provisions of ERISA and the Internal Revenue Code in making their investment decision. A “party in interest” or “disqualified person” with respect to an ERISA plan, or a Non-ERISA Plan or IRA covered by Section 4975 of the Internal Revenue Code, is subject to (1) an initial 15% excise tax on the amount involved in any prohibited transaction involving the assets of the plan or IRA and (2) an excise tax equal to 100% of the amount involved if any prohibited transaction is not timely corrected. If the disqualified person who engages in the transaction is the individual on behalf of whom an IRA is maintained (or his or her beneficiary), the IRA will lose its tax-exempt status and its assets will be deemed to have been distributed to such individual in a taxable distribution (and no excise tax will be imposed) on account of the prohibited transaction. In addition, a fiduciary of an ERISA plan who permits an ERISA plan to engage in a transaction that the fiduciary knows or should know is a prohibited transaction may be liable to the ERISA plan for any loss the ERISA plan incurs as a result of the transaction or for any profits earned by the fiduciary in the transaction.

      There are certain statutory, class and individual exemptions from the prohibited transaction provisions of ERISA and the Internal Revenue Code. Thus, if persons making the investment decision for an ERISA plan, a Non-ERISA Plan or an IRA wants to enter into a transaction with a party in interest or a disqualified person with respect to the plan or IRA, such persons should assure themselves that an exemption applies to the purchase and holding of the securities.

      Regulations of the DOL defining “plan assets” (the “Plan Asset Regulations”) generally provide that when an ERISA plan, Non-ERISA Plan or IRA acquires a security that is an equity interest in an entity and the security is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, the plan’s or IRA’s assets include both the equity interest and an undivided interest in each of the underlying assets of the issuer of such equity interest, unless one or more exceptions specified in the Plan Asset Regulations are satisfied.

      The Plan Asset Regulations define a publicly-offered security as a security that is “widely held,” “freely transferable,” and part of a class of securities either registered under the Securities Exchange Act of 1934 or sold pursuant to an effective registration statement under such Act, provided the securities are registered under such Act within 120 days after the end of the fiscal year of the issuer during which the offering occurred. The Plan Asset Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be widely held because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. The Plan Asset

Regulations provide that whether a security is “freely transferable” is generally a factual question to be determined on the basis of all relevant facts and circumstances.

      Persons making the investment decision for an ERISA plan, a Non-ERISA Plan or an IRA who are considering the acquisition of any of our securities should consult with their counsel prior to acquiring such securities.

LEGAL MATTERS

      Perkins Coie LLP, Seattle, Washington, will provide Shurgard with an opinion as to the legality of the securities we are offering.

EXPERTS

      The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from Shurgard Storage Centers, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated March 12, 2002, which is incorporated herein by reference, and have so been incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$

Shurgard Storage Centers, Inc.

                % Notes due 2013

PROSPECTUS SUPPLEMENT
March       , 2003

Joint Book-Running Managers

Banc of America Securities LLC
Salomon Smith Barney

Co-Managers

Banc One Capital Markets, Inc.
Merrill Lynch & Co.
Deutsche Bank Securities
Scotia Capital
U.S. Bancorp Piper Jaffray